Exhibit 10.5

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

RESEARCH COLLABORATION

AND EXCLUSIVE LICENSE AGREEMENT

THIS RESEARCH COLLABORATION AND EXCLUSIVE LICENSE AGREEMENT (this “Agreement”), effective as of April 1, 2013 (the “Effective Date”), by and between AGENSYS, INC., a corporation organized and existing under the laws of the State of California (“Agensys”) and AMBRX, INC., a corporation organized and existing under the laws of the State of Delaware (“Ambrx”).

RECITALS:

WHEREAS, Ambrx has developed Ambrx Know-How (as hereinafter defined) and has rights to Ambrx Patent Rights (as hereinafter defined);

WHEREAS, Agensys, together with its Affiliates (as hereinafter defined), is a biotechnology company engaged in research, development, and commercialization of human therapeutic and diagnostic products.

WHEREAS, Agensys and Ambrx desire to enter into a research collaboration to identify and optimize candidate Antibody Drug Conjugates (as hereinafter defined) which are developed against one or more of the Targets (as hereinafter defined), using, among other things Ambrx’s ReCODE™ Technology (as hereinafter defined) and/or EuCODE™ Technology (as hereinafter defined), upon the terms and conditions set forth herein; and

WHEREAS, Agensys desires to obtain a license under the Ambrx Patent Rights and Ambrx Know-How upon the terms and conditions set forth herein, and Ambrx desires to grant such a license, in order to research, develop, make, have made, use, sell, offer for sale, export and import Compounds (as hereinafter defined) and Products (as hereinafter defined) for the diagnosis, prevention or treatment of any and all human diseases and human conditions in the Territory (as hereinafter defined).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms shall have the respective meanings set forth below:

1.1	“Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§ 262 et seq., as such may be amended from time to time.

1.2	“Active Selected Target” shall mean Targets which are the subject of the Research Program (“Research Stage Targets”) and/or for which pre-clinical development of a

Compound against such Target is continued beyond the achievement of the Research Milestone through the initiation of an IND-Enabling Pharmacology and Toxicology Study for such Target; provided however, such Active Selected Targets may be replaced or new Active Selected Targets added pursuant to Section 2.1.3 such that a maximum of four (4) Targets are Research Stage Targets at any one time during the Research Term. As of the Effective Date, the Active Selected Targets are Target 1, Target 2 and Target 3; following the Effective Date, the Active Selected Targets shall be determined as set forth in Section 2.1.3. For clarity, once a given Target becomes an Open Terminated Target, it shall not longer be considered a “Target”, “Active Selected Target” or “Commercial Target” for purposes of this Agreement. In addition, once an IND-Enabling Pharmacology and Toxicology Study is initiated for a Compound directed to an Active Selected Target, such Target shall thereafter be considered a “Commercial Target.”

1.3	“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses the power to direct or cause the direction of the management, business and policies of such Person, whether through the ownership of fifty percent (50%) or more of the voting securities of such Person, by contract or otherwise. For clarity, the use of “Affiliate” in this Agreement shall exclude any Third Party that becomes an Affiliate of Ambrx after the Effective Date due to a Change of Control involving Ambrx and such Third Party; and in all cases, all information and materials included within the rights licensed to Agensys hereunder prior to the time that such Change of Control occurs shall continue to be included in the licensed rights following such Change of Control.

1.4	“Agensys” shall have the meaning set forth in the introductory paragraph to this Agreement.

1.5	“Agensys Antibody(ies)” shall mean any Antibody(ies) Controlled by Agensys during the Term.

1.6	“Agensys Background Know-How” shall mean all information and materials, including discoveries, improvements, processes, methods, protocols, formulas, compositions of matter, data, inventions, know-how (including any Agensys Payload Technology and Agensys Antibody(ies)) and/or trade secrets, patentable or otherwise, which (i) are Controlled by Agensys or any of its Affiliates as of the Effective Date or during the Research Term, (ii) are not generally known or available and (iii) Agensys chooses to make available for use in connection with the performance of activities under the Research Program. Notwithstanding the foregoing, Agensys Background Know-How shall exclude (x) the Agensys Collaboration Information and Inventions and (y) Agensys’ rights in Joint Collaboration Information and Inventions. For the avoidance of doubt, an Agensys Antibody which has undergone a EuCODE Modification and/or a ReCODE Modification under the Research Plan will be deemed an Improvement to Agensys Background Technology but any such Agensys Antibody which is incorporated in a Compound shall be subject to the terms and conditions of this Agreement.

1.7	“Agensys Collaboration Information and Inventions” shall mean all Collaboration Information and Inventions, patentable or otherwise, that are conceived, discovered, developed, invented, reduced to practice and/or otherwise made under the Research Program solely by employees of Agensys (or any of its Affiliates) or other persons (not employed by Ambrx (or any of its Affiliates)) acting on behalf of Agensys (or any of its Affiliates).

1.8	“Agensys Know-How” shall mean the Agensys Background Know-How, the Agensys Collaboration Information and Inventions and Agensys’ rights in Joint Collaboration Information and Inventions.

1.9	“Agensys Patent Rights” shall mean any and all Patent Rights in the Territory which are Controlled by Agensys or any of its Affiliates and (i) which claim or cover Agensys Know-How or (ii) claim or cover the research, development, manufacture, marketing, use or sale of any Compound and/or Product.

1.10	“Agensys Payload Technology” shall mean all Payload Technology owned or Controlled by Agensys as of the Effective Date or during the Research Term.

1.11	“Agensys Terminated Compound” shall mean any Compound (a) for which Agensys’ exclusive licenses under Ambrx intellectual property as set forth in Sections 3.1.1(d) and 3.1.1(e) are terminated as a result of the termination of this Agreement in its entirety, termination of this Agreement on a Target-by-Target basis or Product-by-Product basis, as applicable, or replacement or abandonment of a Target pursuant to Section 2.14; and (b) that contains Agensys Know-How and/or is covered by claims within Agensys Patent Rights.

1.12	“Agensys Terminated Target” shall mean (i) a Research Stage Target or an Active Selected Target which Agensys has replaced as set forth in Section 2.1.3 or with respect to which Agensys has abandoned efforts under the Research Program or (ii) such Commercial Target to which a Compound or Product has Primary Activity and which Commercially Reasonable Efforts are no longer being applied by Agensys for such Compound or Product or the First Commercial Sale has occurred but no royalties are being paid for such Product, in each of (i) and (ii) that is covered by one or more claims in the Agensys Patent Rights.

1.13	“Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement.

1.14	“Ambrx” shall have the meaning set forth in the introductory paragraph to this Agreement.

1.15	“Ambrx Background Know-How” shall mean all information and materials, including discoveries, improvements, processes, methods, protocols, formulas, compositions of matter, data, inventions, know-how (including any Ambrx Payload Technology) and/or trade secrets, patentable or otherwise, which (i) are Controlled by Ambrx as of the Effective Date or during the Research Term, (ii) are not generally known or available and (iii) Ambrx chooses to make available for use by Agensys in connection with the performance of activities under the Research Program. For clarity, the Ambrx Background Know-How shall include all know-how under the ReCODE™ Technology and all know-how under the EuCODE™ Technology. Notwithstanding the foregoing, “Ambrx Background Know-How” shall exclude (x) the Ambrx Collaboration Information and Inventions and (y) Ambrx’s rights in Joint Collaboration Information and Inventions.

1.16	“Ambrx Collaboration Information and Inventions” shall mean all Collaboration Information and Inventions, patentable or otherwise, that are conceived, discovered, developed, invented, reduced to practice and/or otherwise made under the Research Program solely by employees of Ambrx (or any of its Affiliates) or other persons (not employed by Agensys (or any of its Affiliates)) acting on behalf of Ambrx (or any of its Affiliates).

1.17	“Ambrx Know How” shall mean, the Ambrx Background Know-How, the Ambrx Collaboration Information and Inventions and Ambrx’s rights in Joint Collaboration Information and Inventions.

1.18	“Ambrx Patent Rights” shall mean any and all Patent Rights in the Territory which are Controlled by Ambrx as of the Effective Date or during the Term and which (i) claim or cover the research, development, manufacture, marketing, use or sale of any component of a Compound and/or Product (including any Ambrx Collaboration Information and Inventions or Ambrx’s rights in Joint Collaboration Information and Inventions); (ii) claim or cover Ambrx Know-How (including any Ambrx Collaboration Information and Inventions or Ambrx’s rights in Joint Collaboration Information and Inventions); or (iii) claim or cover ReCODE™ Modification or EuCODE™ Modification.

1.19	“Ambrx Payload Technology” shall mean all Payload Technology owned or Controlled by Ambrx as of the Effective Date or during the Research Term.

1.20	“Antibody(ies)” shall mean any antibody or protein comprising at least one (1) CDR (complementarity determining region) portion thereof (including bispecific antibodies, single chain antibodies and domain antibodies) and/or similar binding protein, whether polyclonal, monoclonal, human, humanized, chimeric, murine, synthetic or from any other source.

1.21	“Antibody Drug Conjugate” or “ADC” shall mean an Antibody which has undergone a EuCODE Modification and/or a ReCODE Modification conjugated to Payload Technology.

1.22	“Applicable Laws” shall mean the applicable laws of any jurisdiction which are applicable to any of the Parties or their respective Affiliates in carrying out activities hereunder or to which any of the Parties or their respective Affiliates in carrying out the activities hereunder is subject, and shall include all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, policies, directions, directives and orders of any statutory authority, tribunal, board, or court or any central or state government or local authority or other governmental entity in such jurisdictions, including the Act.

1.23	“Back-up Compound(s)” shall mean those certain Antibody Drug Conjugates Discovered in performance of the Research Program with Primary Activity in the Field directed against the same Target as the applicable Compound.

1.24	“Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.25	“Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.26	“Cancer” shall mean a disease in humans primarily characterized by uncontrolled growth or spread of abnormal and anaplastic cells, metastases, neoplasm, malignant tumors and/or invasion by abnormal and anaplastic cells into tissues. For the avoidance of doubt, “Cancer” shall not include inflammation, infection, transplantation, auto-immunity or conditions characterized by hypertrophy or hyperplasticity of normal cells.

1.27	“Change of Control” shall mean with respect to a Person: (i) the sale of all or substantially all of such Person’s assets or business relating to the subject matter of this Agreement; (ii) a merger, reorganization or consolidation involving such Person in which the voting securities of such Person outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (iii) a person or entity, or group of persons or entities, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Person (other than in connection with an arrangement principally for bona fide equity financing purposes of such Person in which the Person is the surviving corporation).

1.28	“Clinical Trial” shall mean a Phase I Clinical Trial, Phase II Clinical Trial, or Phase III Clinical Trial, as applicable.

1.29	“Collaboration Information and Inventions” shall mean any protocol, formula, data, know-how, information, trade secret, process, method, composition of matter (including composition of matter of any Antibody Drug Conjugates), compound (including any Antibody Drug Conjugates), material, article of manufacture, discovery, invention or finding, patentable or otherwise, that is first conceived, discovered, developed, invented, reduced to practice and/or otherwise made (as would be necessary to establish inventorship under United States patent law (regardless of where the applicable activities occurred)) in performance of the Research Program. For clarity, “Collaboration Information and Inventions” shall exclude Patent Rights.

1.30	“Combination Product” shall mean a Product which includes one or more active ingredients other than a Compound in combination with a Compound. All references to Product in this Agreement shall be deemed to include Combination Product.

1.31	“Commercial Target” shall mean up to five (5) Active Selected Targets, identified in writing by Agensys prior to filing of the first IND for a Product against such Active Selected Target, for which (i) Agensys has progressed at least one (1) Compound related to such Target through IND-Enabling Pharmacology and Toxicology Studies or (ii) has at least one (1) Compound directed to such Target that is the subject of ongoing Clinical Trials or is being commercialized (e.g., a First Commercial Sale has occurred and royalties are being paid under this Agreement). For clarity, once a given Target becomes a Commercial Target, it shall not longer be considered an Active Selected Target. In addition, once a given Target becomes an Open Terminated Target, it shall not longer be considered a “Target”, “Active Selected Target” or “Commercial Target” for purposes of this Agreement.

1.32	“Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective, reasonable, diligent, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances, it being understood and agreed that with respect to the research, discovery, development or commercialization of any Product (or Compound, as applicable) by either Party, such efforts shall be substantially equivalent to those efforts and resources commonly used by such Party for a product owned by it or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval, the profitability and commercial potential of the product to the applicable Party (including the amounts payable to licensors of patent or other intellectual property rights), alternative products and other relevant factors. Commercially Reasonable Efforts shall be determined on a market-by-market and Product-by-Product basis, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the Product (or Compound, as applicable) and the market(s) involved.

1.33	“Compound” shall mean (a) any and all Antibody Drug Conjugates Discovered in performance of the Research Program with Primary Activity directed against the applicable Active Selected Target or Commercial Target; and (b) any Back-up Compounds for such Antibody Drug Conjugates. For clarity, once a given Compound becomes a Terminated Compound, it shall not longer be considered a “Compound” for purposes of this Agreement.

1.34	“Confidential Information” shall mean any and all proprietary and/or confidential information and data, including all scientific, pre-clinical, clinical, regulatory, process, formulation, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party prior to or in connection with this Agreement. The Parties acknowledge having entered into a Non-Disclosure Agreement as of 06-October-2010 and agree that upon the Effective Date such Non-Disclosure Agreement shall be superseded by the Confidentiality / Non-Disclosure obligations of this Agreement.

1.35	“Control”, “Controls” or “Controlled by” shall mean with respect to any Patent Rights, know-how or other intellectual property assets or other items or rights, as applicable, the possession of (whether by ownership or license or other right, other than pursuant to a license under this Agreement), or the ability of a Party to grant access to, or a license or sublicense of, such item or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

1.36	“Discover” shall mean, with respect to a given Antibody or Antibody Drug Conjugate, that such Antibody or Antibody Drug Conjugate was actually identified, made (and tested in a physical form), developed, created, derived, discovered, characterized, selected or otherwise optimized in performance of the Research Program.

1.37	“EuCODE™ Modification” shall mean the design, creation, modification and/or generation of compounds against a Target through the incorporation, substitution or addition of one or more non-naturally encoded amino acids (i.e., amino acids other than the 20 naturally-encoded amino acids), including non-naturally encoded amino acids providing one or more points of site-specific attachment for a drug, into the amino acid sequence of the Antibody comprising such compounds against a Target using EuCODE™ Technology.

1.38	“EuCODE™ Technology” shall mean Ambrx Patent Rights and Ambrx Know-How (i) necessary for performing EuCODE™ Modification and/or (ii) directed to or necessary for expressing, or chemically modifying, Compounds resulting from EuCODE™ Modification.

1.39	“Field” shall mean the therapeutic use of a Compound and/or Product for the treatment of Cancer in humans.

1.40	“Filing” of an NDA (or IND, as applicable) shall mean the acceptance by a Regulatory Authority of an NDA (or IND, as applicable) for filing; provided that such Regulatory Authority has not issued a refusal to file letter or a letter identifying deficiencies for which the Regulatory Authority will suspend its review following submission of the filing.

1.41	“First Commercial Sale” shall mean, with respect to a given Product in a given country in the Territory, the first shipment to a Third Party of commercial quantities of such Product sold in such country to a Third Party on arm’s length terms by Agensys (or its Affiliate or sub-licensee) for end use or consumption of such Product in such country in the Territory (following, in all cases, receipt of Marketing Authorization for such

Product in such country), excluding, however, any sale or other distribution for use in a Clinical Trial or for compassionate or similar use. For clarity, First Commercial Sale shall be determined on a Product-by-Product and country-by-country basis.

1.42	“Full Time Equivalent” or “FTE” shall mean the equivalent of a full-time scientist’s work time over a Calendar Year consisting of a total of one thousand seven hundred and sixty (1760) hours per Calendar Year of work devoted to, and directly related to, conducting activities under the Research Program in accordance with this Agreement. Any individual who devotes less than one thousand seven hundred and sixty (1760) hours per Calendar Year to conducting activities under the Research Program shall be treated as an FTE on a pro-rata basis taking into account the actual number of hours worked on conducting activities under the Research Program divided by one thousand seven hundred and sixty (1760) hours. No individual may be charged at greater than one (1) FTE in a given Calendar Year.

1.43	“FTE Rate” shall mean [***] per Calendar Year; provided that the “FTE Rate” shall be increased annually for each Calendar Year after 2013 (i.e., commencing with Calendar Year 2014) to be equal to (i) the FTE Rate for the previous Calendar Year multiplied by (ii) [***] (e.g., the FTE Rate for Calendar Year 2014 shall be [***] and the FTE Rate for Calendar Year 2015 shall be [***], and so on).

1.44	“GLP” or “Good Laboratory Practice” shall mean the applicable then-current standards for laboratory activities for pharmaceuticals or biologicals, as set forth in the Act, as amended from time to time, together with any similar standards of good laboratory practice as are required by any Regulatory Authority in the Territory.

1.45	“Improvement to Agensys Background Technology” shall mean any Collaboration Information and Invention which is an improvement, modification, alteration or enhancement of any Agensys Background Know-How (including any Agensys Payload Technology or Agensys Antibody(ies) within the Agensys Background Know-How).

1.46	“Improvement to Agensys Payload Technology” shall mean any Collaboration Information and Invention which is an improvement, modification, alteration or enhancement of any Agensys Background Know-How (including any Improvement to Agensys Payload Technology Solely Developed by Agensys).

1.47	“Improvement to Ambrx Background Technology” shall mean any Collaboration Information and Invention which is an improvement, modification, alteration or enhancement of any Ambrx Background Know-How (including any Improvement to Ambrx Payload Technology Solely Developed by Ambrx). Notwithstanding the foregoing, “Improvement to Ambrx Background Technology” shall exclude any Collaboration Information and Invention that is (i) an Improvement to Ambrx Payload Technology (other than an Improvement to Ambrx Payload Technology Solely Developed by Ambrx), (ii) an Improvement to Agensys Background Technology and/or

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(iii) an Active Selected Target, Commercial Target, Agensys Antibody(ies), Compound or Product (or specifically related to, or applicable to, an Active Selected Target, Commercial Target, Compound, Agensys Antibody(ies) or Product).

1.48	“Improvement to Ambrx Payload Technology” shall mean any Collaboration Information and Invention which is an improvement, modification, alteration or enhancement of any Ambrx Payload Technology within the Ambrx Background Know-How.

1.49	“Improvement to Ambrx Payload Technology Solely Developed by Ambrx” shall mean any Improvement to Ambrx Payload Technology that is conceived, discovered, developed, invented, reduced to practice and/or otherwise made solely by employees of Ambrx or other persons (not employed by Agensys (or any of its Affiliates)) acting on behalf of Ambrx.

1.50	“IND” shall mean an Investigational New Drug application, or similar application, to conduct human clinical investigations filed with or submitted to the applicable Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.51	“IND-Enabling Pharmacology and Toxicology Study” shall mean a genotoxicity, acute toxicology, safety pharmacology and sub-chronic toxicology study, in species that satisfy applicable regulatory requirements, using applicable GLP, that meets the standard necessary for submission as part of an IND filing with the applicable Regulatory Authority, as reasonably determined by Agensys.

1.52	“Initiates” or “Initiation” shall mean, with respect to a Clinical Trial, the administration of the first dose to a patient in such Clinical Trial.

1.53	“Joint Collaboration Information and Inventions” shall mean all Collaboration Information and Inventions, patentable or otherwise, that are conceived, discovered, developed, invented, reduced to practice and/or otherwise made under the Research Program jointly by employee(s) of Agensys and/or its Affiliate and/or a Third Party acting on behalf of Agensys or its Affiliate, on the one hand, and employee(s) of Ambrx and/or a Third Party acting on behalf of Ambrx, on the other hand.

1.54	“Joint Patent Rights” shall mean all Patent Rights to the extent claiming patentable Joint Collaboration Information and Inventions.

1.55	“JPT” shall mean the joint project team established to facilitate the Research Program, as more fully described in Section 2.4.

1.56	“Major Markets” shall mean the following countries: the United States, Japan, the United Kingdom, France, Germany, Italy and Spain.

1.57	“Major Market in the EU” shall mean any one of the following countries: the United Kingdom, France, Germany, Italy or Spain.

1.58	“Marketing Authorization” shall mean all approvals from the relevant Regulatory Authority necessary to market and sell a Product in a given country in the Territory (including all applicable pricing and governmental reimbursement approvals legally required to sell Product in such country).

1.59	“MTA” shall mean a material transfer agreement entered into between the Parties setting forth a plan for research activities directed towards a Target.

1.60	“NDA” shall mean a New Drug Application, Biologics License Application, Worldwide Marketing Application, Marketing Authorization Application, filing pursuant to Section 510(k) of the Act, or similar application or submission for Marketing Authorization of a Product filed with a Regulatory Authority to obtain marketing approval for a biological, pharmaceutical or diagnostic product in a given country or group of countries.

1.61	“Net Sales” shall mean the gross invoice price (not including value added taxes, sales taxes, or similar taxes) of Product sold by Agensys or its Related Parties to the first Third Party after deducting, if not previously deducted, from the amount invoiced or received:

(a)	trade and quantity discounts actually given other than early payment cash discounts;

(b)	returns, rebates, chargebacks and other similar fees and allowances actually taken;

(c)	retroactive price reductions that are actually allowed or granted;

(d)	deductions to gross invoice price of Product imposed by Regulatory Authorities or other governmental entities;

(e)	sales commissions, distribution fees and other similar fees paid to Third Party distributors and/or selling agents actually paid;

(f)	early payment cash discounts, transportation and insurance, and custom duties actually taken; and

(g)	the standard inventory cost of devices or delivery systems used for dispensing or administering or delivering Product.

Any individual items that are estimated and deducted in calculating Net Sales shall be periodically (but at least on a Calendar Quarter basis) trued up and adjusted by Agensys consistent with its customary practices and in accordance with generally accepted accounting principles (“GAAP”). Any deductions subsequently reversed shall be included in Net Sales for the royalty period in which such deductions are reversed. The calculation of Net Sales hereunder shall be in accordance with GAAP and Agensys’ and/or its Affiliates’ customary accounting policies, applied consistently across periods.

With respect to sales of Combination Products, Net Sales shall be calculated on the basis of the gross invoice price of Product(s) containing the same strength of Compound sold without other active ingredients. In the event that Product is sold only as a Combination Product, Net Sales shall be calculated on the basis of the gross invoice price of the Combination Product multiplied by a fraction, the numerator of which shall be the inventory cost of Compound in the Product and the denominator of which shall be the inventory cost of all of the active ingredients in the Combination Product. Inventory cost shall be determined in accordance with Agensys’ and/or its Affiliates’ customary accounting policies, applied consistently across periods. The deductions set forth in paragraphs (a) through (g) above will be applied in calculating Net Sales for a Combination Product. In the event that Product is sold only as a Combination Product and either Party reasonably believes that the calculation set forth in this Paragraph does not fairly reflect the value of the Product relative to the other active ingredients in the Combination Product, the Parties shall negotiate, in good faith, other means of calculating Net Sales with respect to Combination Products.

1.62	“Open Terminated Compound” shall mean any Compound (a) that does not contain Agensys Know-How and is not covered by claims within Agensys Patent Rights and (b) for which Agensys’ exclusive licenses under Ambrx intellectual property as set forth in Sections 3.1.1(d) and 3.1.1(e) are terminated as a result of the termination of this Agreement in its entirety, termination of this Agreement on a Target-by-Target basis or Product-by-Product basis, as applicable, or replacement or abandonment of a Target pursuant to Section 2.14. For clarity, once a given Compound becomes an Open Terminated Compound, it shall no longer be considered a “Compound” for purposes of this Agreement.

1.63	“Open Terminated Product” shall mean any pharmaceutical or biological preparation in final form containing an Open Terminated Compound. For clarity, once a given Product becomes an Open Terminated Product, it shall no longer be considered a “Product” for purposes of this Agreement.

1.64	“Open Terminated Target” shall mean (i) a Research Stage Target or an Active Selected Target which Agensys has replaced as set forth in Section 2.1.3 or with respect to which Agensys has abandoned efforts under the Research Program or (ii) such Commercial Target to which a Compound or Product has Primary Activity and which Commercially Reasonable Efforts are no longer being applied by Agensys for such Compound or Product or the First Commercial Sale has occurred but no royalties are being paid for such Product, in each of (i) and (ii) that is not covered by one or more claims in the Agensys Patent Rights. For clarity, once a given Target becomes an Open Terminated Target, it shall no longer be considered a “Target” (whether “Research Stage Target,” “Active Selected Target” or “Commercial Target”) for purposes of this Agreement.

1.65	“Party” shall mean Agensys or Ambrx, individually, and “Parties” shall mean Agensys and Ambrx, collectively.

1.66	“Patent Rights” shall mean (i) patents and patent applications in the Territory (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) and (ii) any and all divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, supplementary protection certificates and the like of any such patents and patent applications, and any and all foreign equivalents of the foregoing in the Territory.

1.67	“Payload Technology” shall mean any technology (including any information, processes, methods and know-how), patentable or otherwise, in which a functional group is used to link or attach, by a covalent bond or otherwise, one or more cytotoxic agents to an Antibody to form an antibody drug conjugate.

1.68	1.60 1.61 “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.69	“Phase I Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(a), as may be amended, or the foreign equivalent thereof.

1.70	“Phase II Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(b), as may be amended, or the foreign equivalent thereof.

1.71	“Phase III Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(c), as may be amended, or the foreign equivalent thereof.

1.72	“Primary Activity” shall mean that the Antibody targeting moiety directed to a Target has preferential binding activity in an in vitro assay meant to measure such activity against such Target.

1.73	“Product” shall mean any pharmaceutical or biological preparation in final form containing a Compound, including any Combination Product. For clarity, different formulations or dosage strengths of a given Product shall be considered the same Product for purposes of this Agreement.

1.74	“Program Payload Technology” shall mean any Payload Technology that is a Collaboration Information and Invention.

1.75	“ReCODE™ Modification” shall mean the design, creation, modification and/or generation of compounds against a Target through the incorporation, substitution or addition of one or more non-naturally encoded amino acids (i.e., amino acids other than the 20 naturally-encoded amino acids), including non-naturally encoded amino acids providing one or more points of site-specific attachment for a drug, into the amino acid sequence of the Antibody comprising such compounds against a Target using ReCODETM Technology.

1.76	“ReCODE™ Technology” shall mean Ambrx Patent Rights and Ambrx Know-How (i) necessary for performing ReCODE™ Modification and/or (ii) directed to or necessary for expressing, or chemically modifying, Compounds resulting from ReCODE™ Modification.

1.77	“Regulatory Authority” shall mean any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a Product in the Territory, including, in the United States, the United States Food and Drug Administration and any successor governmental authority having substantially the same function.

1.78	“Related Party” shall mean each of Agensys, its Affiliates, and their respective sublicensees (which term does not include distributors), as applicable.

1.79	“Research Plan” shall mean the plan for conducting activities under the Research Program as set forth on Schedule 1.79, as such plan may be updated from time to time in accordance with this Agreement.

1.80	“Research Program” shall mean the research activities undertaken by the Parties to discover, identify and optimize Compounds developed against the Active Selected Targets, using, among other things, ReCODE™ Technology and/or EuCODE™ Technology, as more fully set forth in Article 2 and the Research Plan.

1.81	“Research Term” shall mean that period of time beginning on the Effective Date and ending on the fourth (4th) anniversary of the Effective Date, subject to early termination or extension as set forth in Section 2.8.

1.82	“Royalty Product” shall mean a Product that (i) contains a Compound that was Discovered under the Research Program and (ii) is used against a Commercial Target.

1.83	“Scripps License” shall mean that certain License Agreement by and between The Scripps Research Institute (“Scripps”) and Ambrx, dated as of August 26, 2003, as amended by Amendment No. 1, dated December 19, 2005, and as the same may be amended from time to time.

1.84	“Target” shall mean a cell surface molecule to which the Antibody portion of the Antibody Drug Conjugate preferentially binds to deliver a cytotoxic compound with the goal of Primary Activity in the Field.

1.85	“Target 1” shall mean the Target known as [***] as more particularly described in Schedule 1.85, and shall include all naturally occurring variants, naturally occurring

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fragments and naturally occurring homologs and other naturally occurring derivatives thereof.

1.86	“Target 2” shall mean the Target known as [***] as more particularly described in Schedule 1.85, and shall include all naturally occurring variants, naturally occurring fragments and naturally occurring homologs and other naturally occurring derivatives thereof.

1.87	“Target 3” shall mean the Target known as [***] as more particularly described in Schedule 1.85, and shall include all naturally occurring variants, naturally occurring fragments and naturally occurring homologs and other naturally occurring derivatives thereof.

1.88	“Territory” shall mean all of the countries in the world, and their territories and possessions.

1.89	“Third Party” shall mean an entity other than Agensys and its Affiliates, and Ambrx.

1.90	“UC Berkeley License” shall mean that certain Exclusive License for Cycloadditions in Biological Systems Promoted by Strained II-Bonds by and between The Regents of the University of California (“UC Berkeley”) and Ambrx, dated as of December 16, 2009, as the same may be amended from time to time in accordance with this Agreement and the UC Berkeley Sublicense.

1.91	“UC Berkeley Technology” shall mean (i) any and all information and materials, including discoveries, improvements, processes, methods, protocols, formulas, data, inventions, know-how and/or trade secrets, patentable or otherwise, and (ii) any and all Patent Rights, in each case of (i) and (ii), which are licensed to Ambrx pursuant to the that certain UC Berkeley License.

1.92	“Valid Patent Claim” shall mean a claim of an issued and unexpired patent included within (i) the Ambrx Patent Rights and/or (ii) Joint Patent Rights, in either case, that claim (A) the applicable Compound as a composition of matter or (B) the manufacture, use or sale of the applicable Compound and/or Product, which claim has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal), and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

1.93	“Violation” shall mean that a Party or any of its officers or directors or any other personnel (or other permitted agents of such Party performing activities hereunder) has been: (1) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector

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General (OIG) website, including 42 U.S.C. 1320a-7(a) (http://oig.hhs.gov/exclusions/authorities.asp); (2) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (http://exclusions.oig.hhs.gov/) or the U.S. General Services Administration’s list of Parties Excluded from Federal Programs (http://www.epls.gov); or (3) listed by any US Federal agency as being suspended, debarred, excluded or otherwise ineligible to participate in Federal procurement or non-procurement programs, including under 21 U.S.C. 335a (http://www.fda.gov/ora/compliance_ref/debar/) (each of (1), (2) and (3) collectively the “Exclusions Lists”).

1.94	Additional Definitions. The following terms have the meanings set forth in the corresponding Sections of this Agreement:

Term	Section
“AAA”	10.6.1
“Additional Third Party Licenses”	5.4.7(b)
“Agensys Indemnified Parties”	9.2
“Ambrx Indemnified Parties”	9.1
“Code”	8.4(d)
“Development/Commercialization Milestones”	5.3.2
“Development Milestone 1”	5.3.2
“Development Milestone 2”	5.3.2
“Development Milestone 3”	5.3.2
“Development Milestones”	5.3.2
“Eliminated FTE”	5.2.4
“Excluded Claim”	10.6.6
“Exclusions Lists”	1.93
“Human Materials”	2.2.2
“Indemnified Party”	9.3
“Indemnifying Party”	9.3
“License Payments”	5.8
“MTA”	2.1.4
“Materials”	2.9
“New Target Notice”	2.1.3(a)
“Officials”	2.11.1
“Payment”	2.11.1
“Project Leader”	2.4.3
“Providers”	2.2.2
“Regeneron Licenses”	5.4.7(a)
“Research Milestone”	5.3.1
“Research Stage Targets”	1.2
“Royalty Term”	5.4.4
“Sensitive Information”	10.2
“Taxes”	5.8

“Term”	8.1
“Third Party MTA Research Costs”	5.2.2
“Third Party Research Costs”	5.2.1(a)
“Valid Scientific Reasons”	2.1.3(a)

ARTICLE 2

RESEARCH PROGRAM

2.1	General; Research Stage Targets and Active Selected Targets and Research Plans

2.1.1	Research Program in General. During the Research Term, Ambrx and Agensys shall engage in the Research Program upon the terms and conditions set forth in this Agreement and as directed by the JPT. Subject to Sections 2.1.3(b) and 2.1.4, at any one time, up to four (4) Research Stage Targets or MTAs may be the subject of research activities under the Research Program. The activities to be undertaken in the course of the Research Program shall be set forth in the Research Plan, and updated on an annual basis (or more frequently upon the addition or substitution of a Research Stage Target, or otherwise in the discretion of the JPT). The Research Plan shall provide that Ambrx shall solely be responsible for (a) making the research quantities of recombinant Antibodies incorporating non-natural amino acids under the Research Plan for use in the Research Program and (b) EuCODE™ Modification activities and ReCODE™ Modification activities involving the use or application of EuCODE™ Technology or ReCODE™ Technology under the Research Plan (subject to Section 2.5.2) for the Research Program, in each case, during the Research Term.

2.1.2	Identification of Active Selected Targets. The Parties hereby agree and acknowledge that three (3) Active Selected Targets (Target 1, Target 2 and Target 3) have been identified by the Parties as of the Effective Date and are more particularly described on Schedule 1.85.

2.1.3	Substitution of Targets; Addition of Targets.

(a)	Substitution of Research Stage Target(s) by New Target(s). Agensys may replace up to three (3) Research Stage Targets for Valid Scientific Reasons prior to the initiation of IND-Enabling Pharmacology and Toxicology Studies for a Compound with Primary Activity against a particular Research Stage Target pursuant to the procedure set forth in this Section 2.1.3(a). In addition, the JPT, by unanimous decision, may determine to replace up to three (3) Research Stage Targets. For clarity, no more than three (3) Research Stage Targets may be replaced during the Research Term, whether at the request of Agensys or by unanimous decision of the JPT.

If Agensys wishes, in its sole discretion but pursuant to the procedure set forth in this Section 2.1.3(a), or under agreement by the JPT, to replace a Research Stage Target with another Target, it shall provide written notice to Ambrx of the proposed new Research Stage Target (the “New Target Notice”). Within thirty (30) days of receipt of the New Target Notice, Ambrx shall provide written notice to Agensys that such new Research Stage Target may proceed as part of the Research Program. If Ambrx has a contractual or strategic limitation on accepting the new Target as an Active Selected Target or Commercial Target hereunder or if Ambrx reasonably believes that the Target is not directed to the Field, the JPT shall decide whether to permit such new Target as an Active Selected Target. A contractual limitation shall consist of an executed material transfer agreement or license agreement with a Third Party with respect to such new Target; a strategic limitation shall consist solely of an active internal Ambrx program4 at the time of receipt of the New Target Notice. If Ambrx has a contractual or strategic limitation on accepting the new Target, Agensys may propose an alternate new Target. Upon acceptance of the new Research Stage Target, the JPT shall amend the Research Plan to include such new Target to set forth the proposed research activities for such new Target.

For purposes of this Section 2.1.3(a), “Valid Scientific Reasons,” with respect to a Research Stage Target, shall be valid scientific and/or technical data available during the Research Term, whether generated pursuant to the Research Program or by a Third Party, specifically not including commercial reasons or decisions or any strategic decision by Agensys related to such Target or the Field.

(b)	Addition of Active Selected Targets. In the event that Agensys files an IND for a Compound during the Research Term: (i) upon [***], Agensys may propose one (1) additional Research Stage Target at any time during the Research Term; or (ii) upon [***], Agensys may propose two (2) additional Research Stage Targets during the Research Term. For clarity, if Agensys [***], up to three (3) Research Stage Targets may be the subject of the Research Program (with a new Research Stage Target replacing the Active Selected Target [***]), and if Agensys [***], up to four (4) Research Stage Targets may be the subject of the Research Program.

If Agensys wishes to propose additional Research Stage Target(s) pursuant to this Section 2.1.3(b), it shall provide written notice to Ambrx of the additional Active Selected Target(s) (the “Additional Target Notice”). Within thirty (30) days of receipt of the Additional Target Notice, Ambrx shall provide written notice to Agensys and to the JPT that such new Research Stage Target may proceed as part of the Research Program. If Ambrx has a contractual or strategic limitation on accepting the new Target as an Active Selected Target or Commercial Target hereunder or if Ambrx reasonably believes that the Target is not directed to the Field, the JPT shall decide whether to permit such new Target as an Active Selected Target. A contractual limitation shall consist of an executed material

[4]	The Parties to determine the criteria for determining whether Ambrx has an “active internal program.”

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transfer agreement or license agreement with a Third Party with respect to such new Target; a strategic limitation shall consist solely of an active internal Ambrx program (see, 2.1.3(c)) at the time of receipt of the Additional Target Notice. If Ambrx has a contractual or strategic limitation on accepting the new Target, Agensys may propose an alternate new Target. Upon acceptance of the new Active Selected Target(s), the JPT shall amend the Research Plan to include such new Active Selected Target(s) to set forth the proposed research activities for such new Active Selected Target(s).

(c)	The Parties further agree that for the purposes of this Agreement, an active internal Ambrx program shall consist of Ambrx having completed an in vivo efficacy study of an Antibody Drug Conjugate against such additional Active Selected Target.

2.1.4	MTAs. In the event there are either no or one (1) Active Selected Target(s) in the Research Program (e.g., an Active Selected Target has dropped out of the Research Program or an IND-Enabling Pharmacology and Toxicology Study has been initiated for at least two (2) of the Active Selected Targets), Agensys may propose that Ambrx and Agensys enter into up to three (3) material transfer agreements for research purposes only (each, an “MTA”). The form of MTA to be used is attached hereto as Exhibit 2.1.4. For each MTA, Agensys will nominate in writing up to three (3) Antibodies to a single Target suitable for the creation of an Antibody containing an Ambrx non-natural amino acid and/or Antibody Drug Conjugates with Primary Activity against such Target. The Parties will mutually agree to a research plan associated with each MTA and, in connection with such MTA research plan, Ambrx will deliver (i) Antibodies containing the Ambrx non-natural amino acid and (ii) Ambrx linker and toxins in sufficient quantities for Agensys to evaluate Antibody(ies) containing an Ambrx non-natural amino acid and/or Antibody Drug Conjugates in standard in vitro and in vivo rodent efficacy models. The term of each MTA will be no longer than the Research Term, unless Ambrx agrees otherwise.

2.1.5	Research Plan. The Parties hereby acknowledge and agree that the initial Research Plan for the activities under the Research Program is attached hereto as Schedule 1.79. Ambrx shall use Commercially Reasonable Efforts to provide the FTEs set forth in the Research Plan. Within ninety (90) days of the acceptance (or deemed acceptance) of a new Target by Ambrx and/or the JPT as a replacement or additional Active Selected Target or the execution of an MTA, the JPT shall create and approve the plan for conducting activities under the Research Program which incorporate research activities directed at the new Research Stage Target (or Antibodies in the case of an MTA), which plan shall contain similar elements and level of detail as the initial Research Plan. Upon approval by the JPT, such plan shall become the amended Research Plan provided that any such amended Research Plan and MTA may not obligate Ambrx to incur additional expenses (other than provision of the number of FTEs or other expenses as set forth in the then-applicable Research Plan and the then-effective MTAs) unless

(x) Ambrx agrees in writing or (y) Agensys agrees to fund such additional expense (which may include FTEs and Third Party Costs, as applicable, in accordance with Section 5.2).

2.1.6	Limitation on FTEs. Notwithstanding anything in this Agreement, Ambrx shall not be obligated to provide more than eight (8) FTEs per Calendar Quarter pursuant to the Research Plan and any effective MTAs.

2.1.7	Research Collaboration Procedure; General. The Parties agree that the Research Plan, as set forth in Schedule 1.79, shall control the activities conducted under the Research Program. Generally, the activities under the Research Plan, shall require Agensys to transfer to Ambrx an Antibody which shall be modified using either a EUCODE Modification or RECODE Modification. Upon a EUCODE Modification or RECODE Modification, Ambrx shall transfer the naked Antibody(ies) or Antibody Drug Conjugates to Agensys for evaluation. The following table shows the procedure for the Research Collaboration:

	Activity	Description	Performed by
1	[***]	[***]	[***]
2	[***]	[***]	[***]
3	[***]	[***]	[***]
4	[***]	[***]	[***]
5	[***]	[***]	[***]
6	[***]	[***][***][***][***]	[***]

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	Activity	Description	Performed by
7	[***]	[***]	[***]

2.2	Conduct of Research

2.2.1	Activities and Efforts. Ambrx and Agensys each shall use Commercially Reasonable Efforts to accomplish the objectives of the Research Program, including to perform all activities to be performed by such Party as set forth in the Research Plan, and in connection therewith, each Party shall maintain and utilize sufficient equipment, laboratories, offices and other facilities, and use personnel with sufficient skills and experience, in each case, as are required to accomplish the Research Program in accordance with the terms of this Agreement and the Research Plan, as applicable.

2.2.2	Compliance. Ambrx and Agensys each shall conduct the Research Program in compliance with all Applicable Laws. In addition, if animals are used in research under the Research Program hereunder, the Parties will comply with the Animal Welfare Act or any other applicable local, state, national and international laws and regulations relating to the care and use of laboratory animals, and are encouraged to use the highest standards, such as those set forth in the Guide for the Care and Use of Laboratory Animals (NRC, 1996), for the humane handling, care and treatment of such research animals. Any animals which are used in the course of the Research Program, or products derived from those animals, such as eggs or milk, will not be used for food purposes, nor will these animals be used for commercial breeding purposes. In addition, if any human cell lines, tissue, human clinical isolates or similar human-derived materials (“Human Materials”) have been or are to be collected and/or used in the Research Program, each Party represents and warrants (i) that it has complied, or shall comply, with all Applicable Laws relating to the collection and/or use of the Human Materials and (ii) that it has obtained, or shall obtain, all necessary approvals and appropriate informed consents, in writing, for the collection and/or use of such Human Materials, and such Party shall provide documentation of such approvals and consents to the other upon request. Each Party shall notify the other Party in writing of any deviations from applicable regulatory or legal requirements. Each Party hereby certifies that it has not employed or otherwise used in any capacity, and will not employ or otherwise use in any capacity, the services of any person debarred under United States law, including but not limited to Section 21 USC 335a, or foreign equivalent thereof, in performing any portion of the Research Program. Each Party shall notify the other Party in writing immediately if any such debarment occurs or comes to its attention, and shall, with respect to any

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person or entity so debarred promptly remove such person or entity from performing any Research Program activities, function or capacity related to the Research Program.

2.2.3	Subcontractors. Agensys shall be entitled to utilize the services of its Affiliates and Third Parties to perform its Research Program activities as specifically set forth in the Research Plan. Ambrx shall be entitled to utilize the services of Third Parties to perform its Research Program activities only upon Agensys’ prior written consent, not to be unreasonably withheld, or as specifically set forth in the Research Plan. Each Party shall remain at all times fully liable for its respective responsibilities under the Research Program. In all cases, the rights granted to any subcontractor shall be subject and subordinate to the applicable terms and conditions of this Agreement. The applicable Party engaging a subcontractor shall oversee the performance by its subcontractors of the subcontracted activities in a manner that would be reasonably expected to result in their timely and successful completion of such activities, and such Party shall remain responsible and primarily and fully liable for the performance of such activities in accordance with this Agreement. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against such subcontractor for any obligation or performance hereunder, prior to proceeding directly against the Party engaging such subcontractor. The Party engaging a subcontractor shall ensure compliance with the applicable terms of this Agreement by any such subcontractor with respect to the applicable activities to be performed by such subcontractor hereunder, including with respect to provisions on confidentiality and intellectual property ownership and compliance with legal requirements. Without limiting the foregoing, to the extent that a Party utilizes Third Party contractors to perform Research Program activities, such Party shall ensure that such Third Party contractors are obligated to assign rights to any Collaboration Information and Inventions made by such Third Party contractors so that such rights can be conveyed in accordance with the terms and conditions of this Agreement, including Section 2.7.

2.3	Use of Research Funding

Ambrx shall apply the research funding it receives from Agensys under this Agreement to carry out its Research Program activities in accordance with the Research Plan and the terms and conditions of this Agreement.

2.4	Joint Project Team

The Parties hereby establish a JPT to facilitate the Research Program as follows:

2.4.1	Composition of the JPT. The Research Program shall be conducted under the direction of the JPT comprised of three (3) representatives of Agensys (and/or its Affiliate) and three (3) representatives of Ambrx. Each Party shall provide the other with a list of its initial members of the JPT no later than thirty (30) days after the Effective Date, and each Party may change its representatives to the JPT from time to time, in its sole discretion, effective upon notice to the other Party of such change. These representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Research Program. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend JPT meetings, subject to such representative’s or consultant’s written agreement to comply with the requirements of Section 4.1. The JPT shall be chaired by a representative of Agensys (or its Affiliate), who shall prepare written initial draft minutes of all JPT meetings within thirty (30) days following such meetings, and shall circulate such minutes to the JPT members. Ambrx shall provide written comments within twenty (20) days of receipt from Agensys. Final minutes shall be ratified at the next JPT meeting. Decisions of the JPT shall be made unanimously by the representatives, with each Party having a single vote. In the event that the JPT cannot or does not, after good faith efforts, reach agreement on an issue, the issue will be communicated to the President of Agensys and the CEO of Ambrx, who shall endeavor to facilitate a resolution of such issue. If the Parties have not resolved such issue within fifteen (15) business days following the communication of the issue to them, then such matter shall be subject to dispute resolution pursuant to Section 10.6). Except as agreed by the Parties in the Research Plan or an MTA, each Party shall bear its own expenses related to the attendance of such meetings by its representatives.

2.4.2	Meetings and Responsibilities.

(a)	During the Research Term, the JPT shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than once per Calendar Quarter, by means of teleconference, videoconference or other similar communications equipment; provided, however that the JPT will meet in person at least once each Calendar Year, on or around the anniversary of the Effective Date, for the purpose of finalizing the research activities to be undertaken in the forthcoming twelve (12) months; provided further, the JPT will meet in person six (6) months prior to the expiration of the Research Term to permit Agensys to prioritize any ongoing research activities to be performed by Ambrx and to facilitate successful completion of the Research Program.

(b)	The JPT shall be responsible for directing the Research Program and the research activities under each MTA(s) and making decisions and determinations in connection therewith, including (i) to review and approve the annual (or more frequent) updates and/or amendments to the Research Plan, (ii) to review and approve the research activities under each MTA, (iii) to review and coordinate the Parties’ activities under the Research Program or any MTA, (iv) to confer regarding the status of the Research Program and the progress under the Research Program, (v) to review relevant data under the Research Program, (vi) to consider and advise on any technical issues that arise under the Research Program, (vii) to consider issues of priority of activities under the Research Program and any MTA, (viii) to discuss intellectual property strategy and other intellectual property matters under the Research Program, and to discuss matters related to Agensys Background Know-How, Agensys Patent Rights, Ambrx Background Know-How and Ambrx Patent Rights, which a Party proposed to make available or has made available for use in connection with performance of activities under the Research Program, and to discuss other relevant Third Party intellectual property rights, (ix) to review and advise on any budgetary, economic, and business matters relating to the Research Program (including to allocate resources across the projects and to determine the number of FTEs needed to conduct the Research Program activities), and (x) ratifying prior JPT minutes.

2.4.3	Project Leaders. Agensys and Ambrx each shall appoint a person (a “Project Leader”) from the JPT to coordinate its part of the Research Program and activities under any MTA. The Project Leaders shall be the primary contact between the Parties with respect to the Research Program and the MTAs. Each Party shall notify the other within thirty (30) days of the Effective Date of the appointment of its Project Leader and shall notify the other Party as soon as practicable upon changing this appointment. The Parties further agree that Project Leaders may be substituted from time to time upon written notice to the other Party.

2.4.4	Limitations on Authority of the JPT. The JPT will have solely the roles and responsibilities assigned to it in this Section 2.4. The JPT will have no authority to amend, modify or waive compliance with this Agreement (provided that for clarity, the JPT shall have the right to amend or modify the Research Plan as set forth in this Section 2.4). For clarity, once Agensys has paid the Research Milestone for a particular Target, the JPT shall no longer have authority with respect to further pre-clinical or clinical development activities related to such Target.

2.4.5	Disbandment of JPT. Following the Research Term, the JPT shall have no further authority with respect to the Compounds Discovered under the Research Program. The JPT shall be disbanded and the JPT shall have no further authority with respect to the activities hereunder, and all further research and development of Compounds hereunder shall be in accordance with Section 3.5.

2.5	Exchange of Information

2.5.1	Ambrx Background Know-How. Within a reasonable time period following execution of this Agreement (but in all cases within thirty (30) days after the Effective Date), and promptly on an ongoing basis during the Research Term, Ambrx shall disclose to Agensys in English (and deliver in writing or in an electronic format) Ambrx Background Know-How related to the effects of the non-native amino acid format on process, protein folding, stability, pharmacokinetics and safety not previously disclosed in writing to Agensys.

2.5.2	EuCODE™ Modification or ReCODE™ Modification during Research Term. Unless otherwise agreed by the Parties in writing, Ambrx shall be solely responsible for all EuCODE™ Modification activities and ReCODE™ Modification activities involving the use or application of EuCODE™ Technology or ReCODE™ Technology under the Research Plan during the Research Term.

2.6	Records and Reports

2.6.1	Records. Ambrx shall maintain complete and accurate records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the performance of the Research Program by Ambrx, as well as the number of FTEs utilized by Ambrx for the performance of the Research Program. Agensys shall maintain complete and accurate records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the performance of the Research Program by Agensys. Upon request by a Party during the Term, the other Party shall provide copies of the records described in Section 2.6.1 above (provided, however, that Ambrx shall only have the right to receive copies of such records with respect to Collaboration Information and Inventions over which Ambrx has prosecution control as set forth in Article 7).

2.6.2	Copies and Inspection of Records. During the Term, Agensys shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of Ambrx referred to in Section 2.6.1 in order to verify the number of FTEs utilized by Ambrx in the performance of the Research Program. Agensys shall have the right to arrange for its employees and/or consultants involved in the activities contemplated hereunder to visit the offices and laboratories of Ambrx and any of its Third Party contractors during normal business hours and upon reasonable notice, and to discuss the Research Program work and its results in detail with the technical personnel and consultants of Ambrx.

2.6.3	Quarterly Reports. Within thirty (30) days following the end of each Calendar Quarter during the Research Term, each Party shall provide to other Party a written progress report in English which shall describe the work performed during such Calendar Quarter on the Research Program, evaluate the work performed in relation to the goals of the Research Program for such Calendar Quarter and provide such other information as may be required for the Research Program or reasonably requested by such other Party relating to the progress of the goals or performance of the Research Program.

2.6.4	Data Integrity. Each Party acknowledges the importance of ensuring that the Research Program is undertaken in accordance with the following good data management practices: (i) data is being generated using sound scientific techniques and processes; (ii) data is being accurately and reasonably contemporaneously recorded in accordance with good scientific practices by Persons conducting research hereunder; (iii) data is being analyzed appropriately without bias in accordance with good scientific practices; and (iv) all data and results are being stored securely and can be easily retrieved. Each Party agrees that it shall carry out the Research Program so as to collect and record any data generated therefrom in a manner consistent with the foregoing requirements.

2.7	Research Collaboration Information and Inventions

2.7.1	Ownership. Inventorship of Collaboration Information and Inventions and Patent Rights directed thereto shall be determined in accordance with United States patent laws (regardless of where the applicable activities occurred). Notwithstanding the foregoing, all right, title and interest in and to any and all Collaboration Information and Inventions and Patent Rights directed thereto shall be determined in accordance with the following terms and conditions, such that the entire right, title and interest in:

(a)	Ambrx Collaboration Information and Inventions and Patent Rights directed thereto shall be owned solely by Ambrx; provided, however, that notwithstanding the foregoing; (i) any Ambrx Collaboration Information and Invention and Patent Rights directed thereto that constitutes an improvement to Agensys Background Know-How shall be owned solely by Agensys (and shall be considered an Improvement to Agensys Background Technology), (ii) any Ambrx Collaboration Information and Invention and Patent Rights directed thereto that constitutes any Payload Technology (other than an Improvement to Ambrx Payload Technology Solely Developed by Ambrx) shall be owned jointly by Ambrx and Agensys (and shall be considered Joint Collaboration Information and Inventions) and (iii) any Patent Rights that claim or cover Collaboration Information and Inventions related to (A) Antibodies Controlled by Ambrx, including Antibodies controlled by Ambrx with EuCODE Modifications or ReCODE Modifications, or (B) Compounds or Products incorporating Ambrx Antibodies and Ambrx Payload Technology shall be solely owned by Ambrx;

(b)	Agensys Collaboration Information and Inventions and Patent Rights directed thereto shall be owned solely by Agensys; provided, however, that notwithstanding the foregoing, (i) any Agensys Collaboration Information and Invention and Patent Rights directed thereto that constitutes an improvement to Ambrx Background Know-How shall be owned solely by Ambrx (and shall be considered an Improvement to Ambrx Background Technology) and (ii) any Patent Rights that claim or cover Collaboration Information and Inventions related to (A) Agensys Antibodies, including Agensys Antibodies with EuCODE Modifications or ReCODE Modifications, or (B) Compounds or Products incorporating Agensys Payload Technology, shall be solely owned by Agensys, and (c) any Patent Rights that claim or cover Collaboration Information and

Inventions that relate to an Improvement to Agensys Payload Technology, shall be solely owned by Agensys; and

(c)	Joint Collaboration Information and Inventions and Patent Rights directed thereto shall be owned jointly by Ambrx and Agensys; provided, however, that notwithstanding the foregoing, any Joint Collaboration Information and Invention and Patent Rights directed thereto that constitutes (i) an Improvement to Agensys Background Technology shall be owned solely by Agensys (and shall be considered Agensys Collaboration Information and Inventions) or (ii) an Improvement to Ambrx Background Technology shall be owned solely by Ambrx (and shall be considered Ambrx Collaboration Information and Inventions) and (iii) any Patent Rights that claim or cover Collaboration Information and Inventions related to Compounds or Products comprising Antibody Drug Conjugates incorporating Agensys Antibodies with Ambrx Payload Technology shall be jointly owned.

2.7.2	Disclosure. Each Party shall promptly disclose to the other Party in writing the development, making, conception or reduction to practice of Collaboration Information and Inventions (including any Compounds within such Collaboration Information and Inventions). including any Joint Collaboration Information and Inventions.

2.7.3	Assignment of Interests to Effectuate Ownership. With respect to any Collaboration Information and Invention, each of Ambrx and Agensys shall, and hereby do, on behalf of themselves and each of their respective Affiliates, employees and contractors hereunder, assign to one another ownership of rights, title and interest in and to such Collaboration Information and Inventions and Patent Rights directed thereto to effect the ownership of such Collaboration Information and Inventions and Patent Rights directed thereto as set forth in Section 2.7.1, subject to any licenses expressly granted under this Agreement. In furtherance of the foregoing, each Party shall, upon request by the other, promptly undertake and perform (and/or cause its Affiliates and its and their respect employees and/or agents to promptly undertake and perform) such further actions as are reasonably necessary for Ambrx and Agensys, as between the Parties, to each perfect its title in any such Collaboration Information and Inventions and Patent Rights directed thereto as set forth in Section 2.7.1, as applicable, including by causing the execution of any assignments or other legal documentation, and/or providing the other Party or its patent counsel with reasonable access to any employees or agents who may be inventors of such Collaboration Information and Inventions and Patent Rights directed thereto.

2.7.4	Joint Collaboration Information and Inventions. Except as otherwise set forth in Section 2.7.1(c), Ambrx and Agensys shall co-own any and all Joint Collaboration Information and Inventions and Patent Rights directed thereto with the unfettered ability to use and license such Joint Collaboration Information and

Inventions and Patent Rights directed thereto for any and all purposes without the need to account to the other (subject, in all cases, to any other applicable terms of this Agreement, including 2.10, 3.1.1 and ARTICLE 5, in each case, to the extent applicable); provided, however, that for clarity, the foregoing joint ownership rights with respect to Joint Collaboration Information and Inventions and Patent Rights directed thereto shall not be construed as granting, conveying or creating any license or other rights to the other Party’s intellectual property, unless otherwise expressly set forth in this Agreement; provided further, that Agensys shall not be permitted to use and/or sublicense Joint Collaboration Information and Inventions and Patent Rights directed thereto in conjunction with any Target which has been an Active Selected Target at any point during the Research Term. For the sake of clarity, the intention of the Parties is to preclude Agensys from utilizing Joint Collaboration Information and Inventions and Patent Rights directed thereto on any Antibody which binds a Target that was previously an Active Selected Target during the Research Term.

2.8	Research Term

2.8.1	Term. Except as otherwise provided herein, the term of the Research Program shall commence on the Effective Date and continue throughout the Research Term, subject to early termination as set forth in Section 2.8.2 or extension as set forth in Section 2.8.4.

2.8.2	Early Discontinuance of Research Program. Notwithstanding the provisions of Section 2.8.1, Agensys shall have the right, in its discretion, to discontinue the Research Program at any time prior to the scheduled end of the Research Term at any time after the first anniversary of the Effective Date by providing no less than ninety (90) days prior written notice of such discontinuance to Ambrx. Upon delivery of such Research Program discontinuance notice by Agensys to Ambrx (in accordance with Section 10.4), the Research Term shall automatically end on the date set forth in the discontinuance notice (but in any event no sooner than ninety (90) days following the delivery of such discontinuance notice). Agensys is responsible for making all payments required under Section 5.2 during such ninety (90)-day period, unless the Parties agree otherwise.

2.8.3	Discontinuance of Research Program Activities. Upon expiration of the Research Term or early discontinuance of the Research Program, all further Research Program activities shall terminate, but the other rights and obligations under this Agreement shall not otherwise be affected and shall remain in full force and effect (including the rights of Agensys to further research and develop Compounds and Products in accordance with this Agreement). Immediately upon the expiration of the Research Term or early discontinuance of the Research Program, (a) each Party shall disclose to the other Party those Collaboration Information and Inventions as set forth in Section 2.7.2, and (b) Ambrx shall reimburse Agensys for any overpayments made by Agensys under the Research Program, and/or Agensys shall make any payments required under the Research Program (but solely to the extent such amounts were incurred and/or constitute an irrevocable obligation to pay prior to the expiration or termination of the Research Program and are required to be paid by Agensys in accordance with this Agreement), as the case may be. In addition, each Party shall return or cause to be returned to the other Party all Materials provided by the other Party under the Research Program (provided, however, that each Party may retain any Materials as are reasonably necessary for such Party’s continued practice under any licenses which survive the termination of the Research Term).

2.8.4	Extension of Research Term. The Parties may mutually agree in writing to further extend the Research Program for one (1) or more additional years on terms and conditions to be mutually agreed.

2.9	Materials

Each Party shall provide the other with sufficient quantities of its research materials to conduct the activities under the Research Program as set forth in the Research Plan or as otherwise determined by the JPT (“Materials”, provided that for clarity, Compounds shall not be considered “Materials”), which Materials shall be used solely for the purpose of enabling the Parties to perform their respective activities under the Research Program in accordance with the terms of this Agreement. The Materials are not to be used in humans, nor shall any of the Materials, or any derivatives, analogs, modifications or components thereof, be transferred, delivered or disclosed to any Third Party (other than to permitted subcontractors hereunder in accordance with Section 2.2.3) without the prior written approval of the delivering Party. Any unused Materials and any derivatives, analogs, modifications or components thereof shall be, at the delivering Party’s option, either returned or destroyed in accordance with instructions given by the delivering Party. All such destruction shall be in accordance with Applicable Laws. Further, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

2.10	Exclusive Efforts.

2.10.1	(a) During the Research Term, on a Target-by-Target basis, Ambrx shall work exclusively with Agensys in the use of ReCode Technology or EuCode Technology to discover, research, identify and/or optimize Antibody(ies) conjugated to Payload Technology for each of the Active Selected Targets for therapeutic use in humans.

(b) During the Research Term, on a Target-by-Target basis, Agensys shall work exclusively with Ambrx to discover, research, identify and/or optimize Antibody(ies) conjugated to Payload Technology for each of the Active Selected Targets for therapeutic use in humans; provided that Agensys may pursue such activities with respect to any program which is in existence as of the date on which a Target is nominated as a Research Stage Target.

2.10.2	For the avoidance of doubt, Section 2.10.1 shall not prohibit or otherwise limit Agensys from discovering, researching, developing, identifying, optimizing, commercializing or otherwise exploiting any compounds or products other than Antibody Drug Conjugates which utilize Ambrx Background Know-How for a specific Target. In addition, Section 2.10.1 shall not apply with respect to Antibodies (under an MTA). Finally, Section 2.10.1 shall not prohibit or otherwise limit Agensys from evaluating alternative Antibody Drug Conjugates or related Antibody Drug Conjugate know-how or other intellectual property rights for research purposes only.

2.10.3	Section 2.10.1 shall not prohibit a Third Party which becomes an Affiliate of a Party after the Effective Date due to a Change of Control involving such Party and such Third Party from discovering, researching, developing, identifying or optimizing any Antibody conjugated to Payload Technology for an Active Selected Target or Commercial Target that was owned or otherwise controlled by such Third Party as of the time of such Change of Control; provided that (y) such Affiliate does not engage in Research Program activities under this Agreement and (z) no Ambrx Know-How or Ambrx Patent Rights licensed to Agensys hereunder are utilized in connection with such Antibody.

Notwithstanding the foregoing, in the event that this Agreement expires or is terminated with respect to all Products for a particular Target in accordance with ARTICLE 8, then Section 2.10.1 shall not apply with respect to such Target.

2.11	Compliance with Law and Ethical Business Practices

2.11.1	Neither Party shall make any payment, either directly or indirectly, of money or other assets, including but not limited to the compensation such Party derives from this Agreement (hereinafter collectively referred as a “Payment”), to government or political party officials, officials of international public organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing (hereinafter collectively referred as “Officials”) where such Payment would constitute violation of any law. In addition regardless of legality, neither Party shall make any Payment either directly or indirectly to Officials if such Payment is for the purpose of influencing decisions or actions with respect to the subject matter of this Agreement or any other aspect of such Party’s or the other Party’s business.

2.11.2	Each Party acknowledges that no employee of the other Party or its Affiliates shall have authority to give any direction, either written or oral, relating to the making of any commitment by such Party or its agents to any Third Party in violation of terms of this Section 2.11.

2.11.3	Each Party certifies to the other Party that as of the date of this Agreement its officers and directors have not been in Violation. After the execution of this Agreement, each Party shall notify the other Party in writing immediately if any such Violation occurs or comes to its attention.

2.11.4	Each Party shall indemnify and hold the other Party and any of its Affiliates harmless from and against any and all liabilities (including all costs and reasonable attorneys’ fees associated with defending against such claims) that may arise by reason of the acts or omissions of it or its agents or other Third Parties acting on its behalf which would constitute a violation of this Section 2.11.

2.12	Regulatory Matters. In the event that Agensys determines that any regulatory filings for any Compounds or Products are required for any activities hereunder (including any activities under the Research Program), including INDs, BLAs / NDAs, Drug Master Files (DMFs), and other Marketing Authorizations or foreign equivalents (as applicable), then as between the Parties, Agensys shall have the sole right, in its discretion, to obtain such regulatory filings (in a Related Party’s name) and as between the Parties, the Related Party shall be the owner of all such regulatory filings; provided that Ambrx may be responsible at the direction of Agensys, in its sole discretion, for preparing certain subsections of the IND and related technical reports and other documentation in support of the IND for certain Compounds and/or Products. As between the Parties, Agensys or the Related Party shall have the sole right to communicate and otherwise interact with Regulatory Authorities with respect to the Compounds and/or Products (including during the Research Term). For clarity, Ambrx shall have no right to, and shall not, make any regulatory filings related to any Compounds or Products or otherwise interact with any Regulatory Authorities with respect to the Compounds or Products. Notwithstanding the foregoing, Agensys shall provide Ambrx with copies those sections of all filings with Regulatory Authorities that reference Ambrx Know-How or Ambrx Patent Rights, and copies of all material communications to or from Regulatory Authorities that reference Ambrx Know-How or Ambrx Patent Rights, in each case as soon as practicable, but in any event, within twenty (20) Business Days prior to filing or within twenty (20) Business Days of receipt by Agensys. Agensys shall consult with Ambrx with respect to Ambrx Know-How or Ambrx-Patent Rights incorporated into any filings with Regulatory Authorities and shall incorporate comments from Ambrx in its reasonable discretion.

2.13	Primary Activity of Compounds; Identification of Compounds and Back-up Compounds.

(a)	The Parties agree that, with respect to a Compound made under the Research Program, such Compound shall be presumed to have Primary Activity against an Active Selected Target in the Field under the Research Program unless, during the Research Term, the JPT unanimously agrees in writing that such Compound does not have Primary Activity against any such Target in the Field.

(b)	After achieving and following payment of the Research Milestone with respect to a Compound, during the Research Term, Agensys may, by written notice to Ambrx, nominate Back-up Compounds directed to the same Target to be pursued in the event that the lead Compound does not merit continued development. Any research activities conducted by Agensys pursuant to the identification of Back-up Compounds shall not be deemed activities directed to an Active Selected Target. If Agensys does not nominate one or more Back-up Compounds during the Research Term, no such Back-up Compounds may be nominated or pursued pursuant to the licenses granted hereunder thereafter.

(c)	At the end of the Research Term, the Parties shall set forth in writing a listing of all Compounds and Back-up Compounds and the Target against which they have Primary Activity.

2.14	UC Berkeley Technology. During the Research Term, Agensys shall have the option, in its sole discretion, to take a sublicense of the UC Berkeley Technology by providing written notice to Ambrx of its desire to use the UC Berkeley Technology against one or more of the Active Selected Targets under the Research Program (such sublicense, the “UC Berkeley Sublicense”). In the event that Agensys delivers such notice (on behalf of itself or one or more of its Affiliates), the Parties (or such Affiliate(s)) shall promptly work together to execute an agreement for the UC Berkeley Sublicense and shall use commercially reasonable efforts to enter into such agreement for the UC Berkeley Sublicense; provided however, that in all cases, such agreement: (i) shall indicate whether the applicable Compound or Product is the “first Licensed Product” as set forth in the UC Berkeley License, (ii) shall indicate that Ambrx shall be solely responsible for all obligations under the UC Berkeley License, provided that Agensys shall be responsible for reimbursing Ambrx for [***] of the royalty obligations and milestone obligations, if applicable, due on said “Licensed Product” as defined in the UC Berkeley License, (iii) shall indicate that any royalty due to Ambrx under the UC Berkeley Sublicense shall include the applicable royalty offset as set forth in Section 5.4.7(b) of this Agreement, and (iv) shall indicate that Agensys shall have no other financial obligations to Ambrx with respect to the UC Berkeley License. Notwithstanding the provisions of Section 3.1.1, unless and until Agensys delivers such written notice, Ambrx shall not use any UC Berkeley Technology in the conduct of the Research Program, and following the delivery of such notice, Ambrx shall only use the UC Berkeley Technology in the conduct of the Research Program pursuant to the UC Berkeley Sublicense.

2.15	Open Terminated Compounds/Products; Open Terminated Targets

(a)	Ambrx shall have the right to conduct research, development and/or commercialization only on Open Terminated Compounds (and related Terminated Products) or Open Terminated Targets. No such rights shall exist with respect to Agensys Terminated Compounds or Agensys Terminated Targets.

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)	Agensys shall return or cause to be returned to Ambrx all Confidential Information and all substances or compositions of Ambrx delivered or provided by Ambrx, as well as any other material (including Materials) provided by Ambrx in any medium under the Research Program and related to the Open Terminated Target, Open Terminated Compound(s) and/or Open Terminated Product(s) (provided, however, that Agensys may keep one copy of such Confidential Information of Ambrx in its confidential files for record purposes).

ARTICLE 3

LICENSE; DEVELOPMENT AND COMMERCIALIZATION

3.1	License Grant

3.1.1	By Ambrx.

Research Program Licenses

(a)	Subject to the rights retained by Ambrx in Section 3.1.1(c) and the terms and conditions of this Agreement, Ambrx hereby grants to Agensys an exclusive license (even as to Ambrx) to carry out the activities in the Research Program during the Research Term in the Territory in the Field under Ambrx Patent Rights, with the right to sublicense as set forth in Section 3.4.1.

(b)	Subject to the rights retained by Ambrx in Section 3.1.1(c) and the terms and conditions of this Agreement, Ambrx hereby grants to Agensys an exclusive license (even as to Ambrx) to carry out the activities in the Research Program during the Research Term in the Territory in the Field under Ambrx Know-How, with the right to sublicense as set forth in Section 3.4.1.

(c)	Ambrx shall retain non-exclusive rights under the foregoing licenses in clauses (a) and (b) solely as are necessary to perform its activities under the Research Program to research, make and use Compounds as set forth in the Research Plan in accordance with this Agreement.

Development, Manufacturing and Commercialization Licenses

(d)	Subject to the rights retained by Ambrx in Section 3.1.1(f) and the terms and conditions of this Agreement, Ambrx hereby grants to Agensys an exclusive license (even as to Ambrx) in the Territory under the Ambrx Patent Rights, with the right to sublicense as set forth in Section 3.4.1, to research, develop, make, have made, use, offer to sell, sell, export and/or import Compounds and Products for any and all diagnostic, preventative and therapeutic uses in humans. For clarity, if the Research Milestone for the applicable Target is not paid to Ambrx prior to the end of the Research Term, the license granted under this Section 3.1.1(d) shall terminate as to all Compounds and Products with Primary Activity against such Target.

(e)	Subject to the rights retained by Ambrx in Section 3.1.1(f) and the terms and conditions of this Agreement, Ambrx hereby grants to Agensys an exclusive license (even as to Ambrx) in the Territory under the Ambrx Know-How, with the right to sublicense as set forth in Section 3.4.1, to research, develop, make, have made, use, offer to sell, sell, export and/or import Compounds and Products directed to Active Selected Targets and Commercial Targets for any and all diagnostic, preventative and therapeutic uses in humans. For clarity, if the Research Milestone for the applicable Target is not paid to Ambrx prior to the end of the Research Term, the license granted under this Section 3.1.1(e) shall terminate as to all Compounds and Products with Primary Activity against such Target.

(f)	Ambrx shall retain non-exclusive rights under the foregoing licenses in clauses (d) and (e) solely as are necessary to perform its activities under the Research Program to research, make and use Compounds as set forth in the Research Plan in accordance with this Agreement.

3.1.2	By Agensys.

Research Program Licenses

(a)	If Agensys requests Ambrx to perform activities under the Research Program that require a license under any Agensys Patent Rights or Agensys Know-How, Agensys hereby grants a non-exclusive, non-transferable, non-sublicensable, royalty free, license to Ambrx under such Agensys Patent Rights or Agensys Know-How, as applicable, solely as are necessary to perform such activities under the Research Program.

3.2	No Grant of Inconsistent Rights by Ambrx.

During the Term, Ambrx shall not assign, transfer, convey or otherwise grant to any Person, or otherwise encumber (including through lien, charge, security interest, mortgage, encumbrance or otherwise), any rights to any Ambrx Know-How or Ambrx Patent Rights (or any rights to any intellectual property that would otherwise be included in the Ambrx Know-How or Ambrx Patent Rights) in any manner that is inconsistent with or would interfere with the exercise of the rights or licenses granted to Agensys hereunder.

3.3	No Implied Licenses

Except as specifically and expressly set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any Confidential Information disclosed to it under this Agreement, know how or under any patents or patent applications owned or Controlled by the other Party or its Affiliates.

3.4	Sublicensing.

3.4.1	By Agensys. Except as expressly provided in Section 10.18, prior to the end of the Research Term, Agensys may not sublicense any of the licenses granted under Section 3.1.1(a) or 3.1.1(b) for the conduct of activities under the Research Program without the prior written consent of Ambrx (such consent not to be unreasonably withheld); provided that Agensys shall have the right to sublicense (through multiple tiers) such licenses without the consent of Ambrx, (a) to a Third Party contract manufacturer to make or have made Compound and Product in the Field in the Territory on behalf of Agensys, or (b) to a Third Party for the limited purpose of conducting one or more aspects of the research or development contemplated under the Research Program under this Agreement, or (c) to any Affiliate. With respect to the licenses granted under Section 3.1.1(d) and 3.1.1(e), Agensys shall have the right to sublicense (through multiple tiers) any or all of the rights granted to Agensys thereunder following the end of the Research Term (and, for clarity, then without the prior written consent of Ambrx). Notwithstanding the foregoing, nothing in this Section shall limit or otherwise restrict any rights of Agensys as set forth in Section 10.18.

With respect to any sublicense to a Third Party, the following shall apply: (i) Agensys shall ensure that each of its Third Party sublicensees is bound by a written agreement that is consistent with, and subject to the applicable terms and conditions of, this Agreement, (ii) Agensys shall be responsible for ensuring that the performance by any of its Third Party sublicensees that are exercising rights under a sublicense of the licenses granted by Ambrx to Agensys under this Agreement is in accordance with the applicable terms of this Agreement with respect to the applicable activities to be performed by such sublicensee, and the grant of any such sublicense shall not relieve Agensys of its obligations under this Agreement, except to the extent they are performed by any such sublicensee(s) in accordance with this Agreement and (iii) promptly following the execution of each sublicense with a Third Party as provided in this Section 3.4.1, Agensys shall provide Ambrx with a copy of such sublicense agreement; provided that the financial terms of any such sublicense agreement may be redacted.

3.4.2	By Ambrx. Ambrx shall have the right to sublicense any or all of the licenses granted under Section 3.1.2 provided that, in connection with any sublicense, (i) Ambrx shall ensure that each of its sublicensees is bound by a written agreement that is consistent with, and subject to the applicable terms and conditions of, this Agreement, (ii) Ambrx shall be responsible for ensuring that the performance by any of its sublicensees that are exercising rights under a sublicense of the licenses granted by Agensys to Ambrx under this Agreement is in accordance with the applicable terms of this Agreement with respect to the applicable activities to be performed by such sublicensee, and the grant of any such sublicense shall not relieve Ambrx of its obligations under this Agreement, except to the extent they are performed by any such sublicensee(s) in accordance with this Agreement and (iii) promptly following the execution of each sublicense as provided in this

Section 3.4.2, Ambrx shall provide Agensys with a copy of such sublicense agreement; provided that the financial terms of any such sublicense agreement may be redacted.

3.5	Development, Manufacture and Commercialization

3.5.1	Development by Agensys following Achievement of the Research Milestone. Notwithstanding Section 3.5.2, no Related Party may initiate an IND-Enabling Pharmacology and Toxicology Study unless the Research Milestone for such Target has previously been paid by Agensys.

3.5.2	Compounds and Products By Agensys. Subject to the terms and conditions of this Agreement, Agensys (and its Affiliates), either itself or together with Third Parties, shall have the sole right, at its expense, to research, develop (including pre-clinical and clinical development), manufacture, register and commercialize Compounds and Products containing such Compounds against any and all Commercial Targets, and Ambrx (and its Affiliates) shall have no right to do so. Agensys shall use Commercially Reasonable Efforts to develop and commercialize at least one Product in the Field in each of the Major Markets. All other development and commercialization efforts with respect to the Compounds and Products shall be at the discretion of Agensys.

Upon expiration of the Research Term, and once per year thereafter until the First Commercial Sale of a Product, Agensys shall provide Ambrx with a written report that summarizes the development progress and plans for such Product and the related Compound.

3.5.3	Open Terminated Compounds and Open Terminated Products. Each of Ambrx and Agensys (together with their respective Affiliates), either itself or together with Third Parties, shall have the right, at its expense, to develop (including pre-clinical and clinical development), manufacture, register and commercialize any Open Terminated Compounds (if any) and Open Terminated Products (if any) and to pursue such activities against any Open Terminated Target. For clarity, (a) all rights or licenses granted to Agensys by Ambrx in any Ambrx Know-How, Ambrx Patent Rights or any other intellectual property of Ambrx shall terminate as to Open Terminated Compounds, Open Terminated Products and/or Open Terminated Targets once such Compounds, Products and/or Targets become Open Terminated Compounds, Open Terminated Products and/or Open Terminated Targets and (b) Agensys is not granting any rights or licenses to Ambrx in any Agensys Know-How, Agensys Patent Rights or any other intellectual property of Agensys or any of its Affiliates for use with such Open Terminated Compounds, Open Terminated Products and/or Open Terminated Targets.

3.6	Excused Performance

In addition to the provisions of ARTICLE 6 hereof, the obligations of Agensys with respect to any Product under Section 3.5.1 are expressly conditioned upon the continuing absence of any adverse condition or event relating to the safety or efficacy of the Product, and the obligation of Agensys to develop or commercialize any such Product may be delayed or suspended so long as in Agensys’ reasonable, good-faith opinion any such condition or event exists.

ARTICLE 4

CONFIDENTIALITY AND PUBLICATION

4.1	Nondisclosure Obligation

All Confidential Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to any Third Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except to the extent that such Confidential Information:

(a)	is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s competent business records;

(b)	is in the public domain by use and/or publication before its receipt from the disclosing Party, or thereafter enters the public domain through no fault of the receiving Party;

(c)	is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party;

(d)	is developed by the receiving Party independently of Confidential Information received from the disclosing Party, as documented by the receiving Party’s competent business records;

(e)	is disclosed to governmental or other regulatory agencies in order to obtain patents or to gain or maintain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations;

(f)	is deemed necessary by Agensys to be disclosed to Related Parties, agents, consultants, and/or other Third Parties for any and all purposes Agensys and its Affiliates deem necessary or advisable in the ordinary course of business in accordance with this Agreement (including the exercise of licenses granted to Agensys hereunder) on the condition that such Third Parties agree to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and nonuse provisions contained in this Agreement; provided, however, that the term of confidentiality for such Third Parties shall be no less than five (5) years; or

(g)	is deemed necessary by counsel to the receiving Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the receiving Party, on the condition that such attorneys, independent accountants and financial advisors agree to be bound by the confidentiality and non-use obligations no less protective than those set forth in this Agreement; provided, however, that the term of confidentiality for such attorneys, independent accountants and financial advisors shall be no less than five (5) years.

(h)	in connection with a financing, merger, or acquisition, each Party shall have the further right to disclose the material terms of this Agreement under a confidentiality obligation no less protective than those set forth in this Agreement.

(i)	the Parties shall agree in advance with each other on the terms of this Agreement to be redacted in any Securities and Exchange Commission filings or any foreign equivalent regulatory filings.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

If a Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Section 4.1, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 4.1, and the Party disclosing Confidential Information pursuant to Applicable Law or court order shall take all steps reasonably necessary, including obtaining an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information.

4.2	Publication

Agensys and Ambrx each acknowledge the other Party’s interest in publishing the results of its research in order to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, except for disclosures permitted pursuant to Section 4.1, either Party, its employees or consultants wishing to make a publication with respect to the research under the Research Program hereunder shall deliver to the other Party a copy of the proposed written publication or an outline of an oral disclosure at least sixty (60) days prior to submission for publication or presentation. The reviewing Party shall have the right (a) to propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If the reviewing Party requests a delay, the publishing Party shall delay submission or presentation for a period of one hundred and twenty (120) days to enable patent applications protecting each Party’s rights in such information to be filed in accordance with ARTICLE 7 below. Upon expiration of such one hundred and twenty (120) days, the publishing Party shall be free to proceed with the publication or presentation. If the reviewing Party requests modifications to the publication or presentation, the publishing Party shall edit such publication to prevent disclosure of trade secret or proprietary business information prior to submission of the publication or presentation.

4.3	Publicity/Use of Names

No disclosure of the existence, or the terms, of this Agreement may be made by either Party, and neither Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Applicable Law or as permitted pursuant to Section 4.1; provided that in the event disclosure is required by Applicable Law, the disclosing Party shall use good-faith efforts to give the non-disclosing Party an opportunity, with reasonable advance notice, to review and comment on any proposed disclosure. Notwithstanding the foregoing, Ambrx shall have the right to issue a press release regarding the execution of this Agreement, which press release shall be in a form agreed to by the Parties in writing in advance of the issuance of such press release. Disclosure of Confidential Information for which consent has previously been obtained will not require advance approval.

4.4	Clinical Trial Register

Notwithstanding the foregoing, Agensys shall have the right to publish the results or summaries of results of any clinical trials conducted hereunder with respect to a Product on Agensys’ clinical trial register, if applicable.

4.5	Remedies

Each Party shall be entitled to seek, in addition to any other right or remedy it may have, at law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this ARTICLE 4.

ARTICLE 5

PAYMENTS; ROYALTIES AND REPORTS

5.1	Upfront Payment and Initial Year of Research Program Funding

In consideration for Ambrx’s performance of its obligations under the Research Program, the licenses granted herein under the Ambrx Patent Rights and Ambrx Know-How and the provision by Ambrx of availability of at least four (4) FTEs for the first twelve (12) months of the Research Term, upon the terms and conditions contained herein, Agensys shall pay to Ambrx, within fifteen (15) days following the Effective Date, an upfront payment in the amount of Fifteen Million Dollars ($15,000,000), which shall be non-refundable and non-creditable.

5.2	FTE Funding under the Research Program

5.2.1	General.

(a)	In consideration for Ambrx’s provision of FTEs for the performance of its obligations under the Research Program, upon the terms and conditions contained herein, Agensys (i) shall pay Ambrx the applicable FTE Rate per year for any FTEs in excess of four (4) FTEs provided by Ambrx in the first year of the Research Term and the applicable FTE Rate per year during the second, third and fourth years of the Research Term for each FTE provided by Ambrx, in each case in accordance with this Section 5.2 (it being acknowledged that Agensys has pre-paid the applicable FTE Rate for four (4) FTEs for the initial year pursuant to Section 5.1) and (ii) shall reimburse Ambrx for its direct, out-of-pocket research costs incurred by Ambrx for a Third Party contractor during the entire Research Term solely to perform research activities under the Research Program pursuant to the Research Plan (“Third Party Research Costs”) in accordance with this Section 5.2.

(b)	The number of FTEs to be provided by Ambrx for the performance of the Research Program per year shall be set forth in the applicable Research Plan; provided, however, that the JPT shall have the right to revise the number of FTEs in accordance with Section 2.1.5. Such FTE funding shall be payable in advance in quarterly installments due on the first day of the applicable Calendar Quarter; provided, however, that the payments for the first Calendar Quarter and the last Calendar Quarter of the Research Term shall be made on a pro rata basis.

(c)	The amount of any Third Party Research Costs which will be reimbursed by Agensys shall be expressly set forth in the Research Plan (and the Research Plan shall also identify whether a Third Party contractor will perform the applicable activities under the Research Plan and the activities to be performed by any such Third Party contractor). At the end of each Calendar Quarter during the Research Term, Ambrx shall invoice Agensys for the Third Party Research Costs incurred during such Calendar Quarter to the extent that such Third Party Research Costs were expressly set forth in the Research Plan. Agensys shall pay such invoiced amounts within thirty (30) days of receipt of the invoice. Notwithstanding the foregoing, Agensys shall only be obligated to reimburse Ambrx for those Third Party Research Costs which are expressly agreed to by the Parties and set forth in the Research Plan (including with respect to the amount of such Third Party Research Costs and with respect to the activities to be performed by the applicable Third Party contractor) and Ambrx shall be solely responsible for (and shall not be entitled to reimbursement for) any other costs, including any costs in excess of such agreed upon amount or any costs not directly related to the performance of activities under the Research Plan or any costs not approved by the JPT.

5.2.2	Funding under MTAs. In consideration for Ambrx’s provision of FTEs for the performance of its obligations under an MTA, upon the terms and conditions contained herein, Agensys (i) shall pay Ambrx the applicable FTE Rate per year for each FTE provided by Ambrx under such MTA which exceeds the FTEs already being allocated under the Research Program and (ii) shall reimburse Ambrx for its direct, out-of-pocket research costs incurred by Ambrx for a Third Party contractor as agreed by the JPT in connection with such MTA (“Third Party MTA Research Costs”). The number of FTEs to be provided by Ambrx under an MTA shall be set forth in the applicable MTA but shall be subject to Section 2.1.6. Such FTE funding shall be payable in advance in quarterly installments due on the first day of the applicable Calendar Quarter; provided, however, that the payments for the first Calendar Quarter and the last Calendar Quarter of the applicable MTA shall be made on a pro rata basis.

The amount of any Third Party MTA Research Costs which will be reimbursed by Agensys shall be agreed by the JPT. At the end of each Calendar Quarter during the Research Term, Ambrx shall invoice Agensys for the Third Party MTA Research Costs incurred during such Calendar Quarter. Agensys shall pay such invoiced amounts within thirty (30) days of receipt of the invoice. For clarity, Ambrx shall be solely responsible for (and shall not be entitled to reimbursement for) any Third Party costs in connection with the MTA not agreed by the JPT.

5.2.3	Reporting and Reconciliation. Ambrx shall, within forty-five (45) days following the end of each Calendar Quarter during the Research Term, deliver to Agensys a written report detailing the number of FTEs actually utilized in such Calendar Quarter for the performance of Research Program activities and MTA activities, including a description of the activities performed (and Agensys shall have the right to audit Ambrx’s records in connection therewith in accordance with Section 5.6, mutatis mutandis). In the event that the number of FTEs actually utilized in such Calendar Quarter is less than the number of FTEs for which Agensys made payment in advance pursuant to Section 5.1, 5.2.1, or 5.2.2, then at Agensys’ option, Ambrx shall either refund or credit Agensys for the difference between the payment made by Agensys and the actual payment due for such FTEs (provided that if Agensys opts for a refund, such refund shall be made by Ambrx within thirty (30) days following notice by Agensys thereof and if Agensys opts for a credit, Agensys shall be entitled to a credit against any future FTE amounts payable by Agensys pursuant to this Section 5.2). For clarity, in no event shall Ambrx be entitled to receive payment for (and Ambrx shall be solely responsible for) any and all FTEs in a given Calendar Quarter which are in excess of the number of FTEs authorized to be utilized to conduct the Research Program activities in such Calendar Quarter as set forth in the Research Plan, an MTA or as otherwise expressly approved in writing by the JPT. In all events Ambrx shall be entitled to receive payment for at least two (2) FTEs in a given Calendar Quarter.

5.2.4	Elimination of FTEs. Notwithstanding anything to the contrary in this Section 5.2, in the event that the Parties or the JPT determines to reduce the number of FTEs for the conduct of Research Program and MTA activities from those set forth in the Research Plan to no less than two (2) FTEs (each, an “Eliminated FTE”), then Agensys shall only be required to fund such reduced number of FTEs in accordance with the provisions of this Section 5.2; provided, however, that to the extent that Ambrx is unable to reassign (after using Commercially Reasonable Efforts) such Eliminated FTEs to other activities under the Research Program hereunder or to other activities at Ambrx, then, for a period not to exceed one hundred twenty (120) days, Agensys shall continue to fund such Eliminated FTEs in accordance with this Section 5.2 (provided that for clarity, after such one hundred twenty (120)-day period, Agensys shall no longer be required to fund such Eliminated FTEs).

5.3	Milestone Payments

5.3.1	Research Milestone. In consideration of the licenses granted herein under the Ambrx Patent Rights and the Ambrx Know-How and subject to the terms and conditions contained herein, Agensys shall pay to Ambrx [***], which shall be non-refundable and shall be non-creditable, with respect to each Active Selected Target for which Ambrx [***] (the “Research Milestone”). For clarity, the Research Milestone shall be payable only one (1) time for a given Active Selected Target upon the initial achievement of the Research Milestone and no amounts shall be due hereunder for subsequent or repeated achievement of such Research Milestone for such Active Selected Target (e.g., achievement of the same Research Milestone for separate Compounds would not trigger separate Research Milestone payments).

5.3.2	Development and Commercialization Milestones. In consideration for the licenses granted herein under the Ambrx Patent Rights and the Ambrx Know-How and subject to the terms and conditions contained herein, Agensys shall pay to Ambrx the following amounts, which shall be non-refundable and shall be non-creditable, with respect to each Commercial Target for which Agensys achieves the following milestone event during the Term (the “Development/Commercial Milestones”):

Payment
Event	Amount
[***]	[***]
[***]	[***]

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[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

[***] For clarity, each of the foregoing Development/Commercial Milestones in this Section 5.3.2 shall be payable only one (1) time for a given Commercial Target upon the initial achievement of the applicable Development/Commercial Milestone and no amounts shall be due hereunder for subsequent or repeated achievement of such Development/Commercial Milestone for such Commercial Target (e.g., achievement of the same Development/Commercial Milestones for separate Compounds or Products for such Commercial Target would not trigger separate Development/Commercial Milestone payments). In addition, in the event that a prior Research Milestone or Development Milestone has not been paid for a given Commercial Target, and a subsequent Development Milestone is achieved for such Commercial Target, then all such unpaid prior Research Milestones and Development Milestones for such Commercial Target shall be paid simultaneously with the payment of such subsequent Development/Commercial Milestone which is achieved (by way of example, (i) if Development Milestone 2 is achieved for a given Target and the Research Milestone or Development Milestone 1 has not been paid with respect to such Target, then such Research Milestone and Development Milestone 1 shall be paid simultaneously with the payment of Development Milestone 2, and (ii) if [***], and so on with respect to each of the Development/Commercial Milestones of a given Target); provided, however, that in all cases, the Research Milestones and all Development/Commercialization Milestones shall be payable only one (1) time for a given Commercial Target.

5.3.3	Sales Milestones. In consideration for the licenses granted herein under the Ambrx Patent Rights and Ambrx Know-How and subject to the terms and conditions contained herein, Agensys shall pay to Ambrx the following amounts, which shall be non-refundable and shall be non-creditable, with respect to each Commercial Target for which Agensys achieves the following milestone event during the Term:

Payment
Event	Amount
First achievement of aggregate Net Sales in the Territory of all Products in the Territory for use against the applicable Target in a given Calendar Year exceeding [***] for such Calendar Year	[***]

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First achievement of aggregate Net Sales in the Territory of all Products for use against the applicable Target in a given Calendar Year exceeding [***] for such Calendar Year	[***]

For clarity, each of the foregoing milestones in this Section 5.3.3 shall be payable only one (1) time for each such Commercial Target upon the initial achievement of the applicable milestone and no amounts shall be due hereunder for subsequent or repeated achievement of such milestone.

5.3.4	Reporting and Payment. Agensys shall notify Ambrx in writing within thirty (30) days following the achievement of each milestone as set forth in Section 5.3.1, 5.3.2 or 5.3.3, as applicable, and shall make the appropriate milestone payment within thirty (30) days after the achievement of such milestone.

5.4	Royalties

5.4.1	Royalties Payable By Agensys. Subject to the terms and conditions of this Agreement, Agensys shall pay Ambrx royalties as set forth in this Section 5.4.

5.4.2	Patent Royalties. Agensys shall pay Ambrx royalties in an amount equal to the following percentage of Net Sales of Royalty Products sold by the Related Parties in countries within the Territory where the manufacture, use, or sale of a Royalty Product by Agensys or its Related Party would infringe a Valid Patent Claim:

(a)	[***] of such Net Sales in the Territory in each Calendar Year up to and including Net Sales of [***];

(b)	[***] of such Net Sales in the Territory in each Calendar Year for the portion of such Net Sales exceeding [***] up to and including [***]; and

(c)	[***] of such Net Sales in the Territory in each Calendar Year for the portion of such Net Sales exceeding [***].

The foregoing royalty tiers shall be determined on a Target-by-Target basis. As a result, for purposes of determining the foregoing royalty tiers under this Section 5.4.2, Net Sales of all Royalty Products for a given Target shall be aggregated, subject to Section 5.4.6. If a given Product could be used for more than one Target, then Net Sales of such Product shall only be used to determine royalties for one (1) Target as determined by Agensys. For clarity, (x) only Net Sales of those Royalty Products for a given Target for which a royalty is payable in a given country in a given Calendar Year under this Section 5.4.2 or Section 5.4.3, as applicable shall be included in determining such tiers and (y) Net Sales of Royalty Products for a given Target will not be combined with Net Sales of

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Royalty Products for any other Target for purposes of determining the foregoing royalty tiers.

5.4.3	Know-How Royalty. Notwithstanding the provisions of Section 5.4.2 above, in countries in the Territory where the manufacture, use or sale of a Royalty Product by Agensys or its Related Parties would not infringe a Valid Patent Claim, the Net Sales of such Royalty Product(s) in such countries shall be halved in determining the applicable royalty rate according to Section 5.4.2.

5.4.4	Royalty Term; Additional Conditions. Royalties on a given Royalty Product at the rates set forth above shall commence with the First Commercial Sale of the Royalty Product and continue on a country-by-country basis until the expiration of the later of: (i) the last-to-expire Valid Patent Claim that would be infringed by the manufacture, use or sale of such Royalty Product in such country; or (ii) the period of ten (10) years following the First Commercial Sale of such Royalty Product in such country (the “Royalty Term”). Notwithstanding anything to the contrary contained herein, all royalties are subject to the following conditions:

(i)	that only one royalty shall be due with respect to the same unit of Royalty Product;

(ii)	that no royalties shall be due upon the sale or other transfer among the Related Parties, but in such cases royalties shall be due and calculated upon Agensys’ or its Related Party’s Net Sales to the first independent Third Party;

(iii)	that no royalties shall accrue on the sale or other disposition of Product by the Related Parties for use in a Clinical Trial;

(iv)	that no royalties shall accrue on the disposition of Royalty Product in reasonable quantities by Agensys or its Related Parties as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non commercial purpose);

(v)	that the determination of whether a royalty will be calculated under Section 5.4.2 or 5.4.3 shall be determined on a Royalty Product-by-Royalty Product and country-by-country basis, provided that for clarity, with respect to a given Royalty Product, the Net Sales of such Royalty Product under Section 5.4.2 and 5.4.3 shall be aggregated for purposes of determining the applicable royalty tiers under Section 5.4.2 or 5.4.3, as applicable; and

(vi)	that no royalties shall be payable by Agensys on any Products other than Royalty Products.

(vii)	that once a Biosimilar for a particular Product is launched in a country within the Territory, then the royalty rate paid on Net Sales in such country as provided in Section 5.4.2 or 5.4.3, as applicable, shall be reduced by [***]. For purposes of this Section 5.4.4, “Biosimilar” shall mean an antibody drug conjugate with primary activity to the same Target as the applicable Product that has a payload technology that uses the same mechanism of action and is conjugated to the Antibody in a site specific fashion to a non-natural amino acid.

5.4.5	Royalties for Bulk Compound. In those cases in which Agensys sells bulk Compound rather than Product in packaged form to an independent Third Party, the royalty obligations of this Section 5.4 shall be applicable to the bulk Compound (but solely to the extent that a royalty would otherwise be payable on the Product incorporating such Compound).

5.4.6	Compulsory Licenses. If a compulsory license is granted to a Third Party with respect to Royalty Product in any country in the Territory with a royalty rate lower than the royalty rate provided by Section 5.4.2 or 5.4.3, as applicable, then the royalty rate to be paid by Agensys on Net Sales in that country under Section 5.4.2 or 5.4.3, as applicable, shall be reduced to the rate paid by the compulsory licensee. In such case, the Net Sales which is subject to the royalty reduction as stipulated in this section 5.4.6 shall be excluded from the calculation of the royalty rate in Section 5.4.2.

5.4.7	Third Party Licenses.

(a)	In the event that Agensys determines that one or more licenses under any Patent Rights or know-how Controlled by Regeneron Pharmaceuticals, Inc. (“Regeneron”) are required by Agensys or its Related Parties in order to make, have made, use, offer to sell, sell, export or import an Antibody (hereinafter “Regeneron Licenses”), then [***] of the royalty consideration (excluding, without limitation, upfront payments, license fees and milestone payments) actually paid under such Regeneron Licenses by Agensys or its Related Parties for the manufacture, use or sale, as applicable, of such Antibody in a country for a given Calendar Quarter shall be creditable against the royalty payments due Ambrx by Agensys with respect to the sale of Compound or Products containing such Antibody in such country.

(b)	In the event that Agensys determines that one or more licenses under any Patent Rights or know-how from Third Parties (other than Regeneron) are reasonably required by Agensys or its Related Parties in order to make, have made, use, offer to sell, sell, export or import Compound or Product(s) (hereinafter, together with the UC Berkeley License, “Additional Third Party Licenses”), then [***] of the consideration (including upfront payments, licenses fees and royalties, but excluding

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milestone payments) actually paid under such Additional Third Party Licenses by Agensys or its Related Parties for the manufacture, use or sale, as applicable, of such Compound or Product in a country for a given Calendar Quarter shall be creditable against the royalty payments due Ambrx by Agensys with respect to the sale of such Compound or Products in such country; provided, however, that patent or know-how licenses relating to (i) formulation technology, (ii) delivery device technology or (iii) manufacturing process used in the manufacture of the Compounds and/or Products (in each case, of (i), (ii) and/or (iii), as applicable, not related to any Ambrx Know-How or Ambrx Patent Rights) shall not constitute Additional Third Party Licenses for purposes of this Section 5.4.7.

(c)	In no event shall the royalties owed by Agensys to Ambrx for any Calendar Quarter in any country be reduced by more than [***] pursuant to this Section 5.4.7; provided, however, that if Agensys is not able to fully recover the amounts paid by Agensys or its Related Parties under Regeneron Licenses and Additional Third Party Licenses as a result of the foregoing restriction, then Agensys shall be entitled to carry forward such right of off-set to future Calendar Quarters with respect to such excess amount.

5.5	Reports; Payment of Royalty

During the Term following the First Commercial Sale of a Product, Agensys shall furnish to Ambrx a quarterly written report for the Calendar Quarter showing the Net Sales of all Royalty Products subject to royalty payments sold by the Related Parties in the Territory during the reporting period and the royalties payable under this Agreement. Reports shall be due on the forty-fifth (45th) day following the close of each Calendar Quarter. Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. the Related Parties shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

5.6	Audits

(a)	Upon the written request of Ambrx and not more than once in each Calendar Year, Agensys shall permit an independent certified public accounting firm of nationally recognized standing selected by Ambrx and reasonably acceptable to Agensys, at Ambrx’s expense, to have access during normal business hours to such of the records of the Related Parties as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Calendar Year ending not more than thirty six (36) months prior to the date of such request. The accounting firm shall disclose to Ambrx only whether the royalty reports are

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correct or incorrect and the amount of any discrepancy. No other information shall be provided to Ambrx.

(b)	If such accounting firm identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy within thirty (30) days of the date Ambrx delivers to Agensys such accounting firm’s written report so concluding, or as otherwise agreed upon by the Parties. The fees charged by such accounting firm shall be paid by Ambrx; provided, however, that if such audit uncovers an underpayment of royalties by Agensys that exceeds [***] of the total royalties owed for the period in question, the fees of such accounting firm shall be paid by Agensys.

(c)	Agensys shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Agensys, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Ambrx’s independent accountant to the same extent required of Agensys under this Agreement.

(d)	Upon the expiration of thirty six (36) months following the end of any Calendar Year, the calculation of royalties payable with respect to such Calendar Year shall be binding and conclusive upon Ambrx, and Agensys and its Related Parties shall be released from any liability or accountability with respect to royalties for such Calendar Year.

(e)	Ambrx shall treat all financial information subject to review under this Section 5.6 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Agensys and/or its Related Parties obligating it to retain all such information in confidence pursuant to such confidentiality agreement.

5.7	Payment Exchange Rate

All payments to be made by Agensys to Ambrx under this Agreement shall be made in United States dollars and may be paid by bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by Ambrx from time to time. In the case of sales outside the United States, the rate of exchange to be used in computing the monthly amount of currency equivalent in United States dollars due Ambrx shall be made at the average T.T.M. rate published by the Bank of Tokyo Mitsubishi UFJ, Ltd. in Japan for the first and last Business Day of the applicable reporting period for the payment due, consistent with Agensys’ normal practices.

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5.8	Tax Withholding

Ambrx shall be liable for all income and/or other taxes (including interest) imposed upon any payments (“Payments”) made by Agensys to Ambrx under this ARTICLE 5 (“Taxes”). In the event Applicable Laws require withholding of Taxes, Agensys shall make such withholding payments and shall subtract the amount thereof from the Payments. Agensys shall submit appropriate proof of payment of the withheld Taxes to Ambrx and shall provide Ambrx with the official receipts within a reasonable period of time. Agensys shall provide Ambrx reasonable assistance necessary to establish that Ambrx is entitled to retain the full amount of any Payments under the Agreement.

5.9	Ambrx Third Party Licenses

Notwithstanding the provisions of Section 5.4.7, and except as otherwise agreed by the Parties in writing, Ambrx shall be solely responsible for obtaining and satisfying all licenses, costs and payments of any kind (including all upfront fees, annual payments, milestone payments and royalty payments) (i) arising under any license or other grant of rights from a Third Party to Ambrx, including under the Scripps License, which payments arise as a result of any activities hereunder and/or (ii) otherwise arising as a result of the use of Ambrx’s proprietary platform technology (including ReCODE™ Technology and/or EuCODE™ Technology and/or Ambrx Payload Technology) as contemplated hereunder.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES; COVENANTS

6.1	Mutual Representations and Warranties

Each Party represents and warrants to the other Party the following as of the Effective Date:

(a)	Corporate Power. Such Party is duly organized and validly existing under the laws of the state of its organization and has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

(b)	Due Authorization and Execution. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the necessary corporate actions of such Party. This Agreement has been duly executed by such Party. This Agreement and any other documents contemplated hereby constitute valid and legally binding obligations of such Party enforceable against it in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors.

(c)	Non-Contravention. The execution, delivery and performance by such Party of this Agreement and any other agreements and instruments contemplated hereunder will not (i) in any material respect violate any statute, regulation, judgment, order, decree or other restriction of any governmental authority to which such Party is subject, (ii) violate any provision of the corporate charter, by-laws or other organizational documents of such Party, or (iii) constitute a material violation or breach by such Party of any provision of any material contract, agreement or instrument to which such Party is a party or to which such Party may be subject although not a party (including, with respect to Ambrx, the Scripps License).

6.2	Ambrx Representations and Warranties

Ambrx represents and warrants to Agensys the following as of the Effective Date:

(a)	to the best of Ambrx’s knowledge, the Ambrx Patent Rights and Ambrx Know-How exist and are not invalid or unenforceable, in whole or in part;

(b)	it has the full right, power and authority, including the full right, power and authority to enter into this Agreement, to perform the Research Program and to grant the licenses granted under ARTICLE 3 hereof;

(c)	It has not previously (i) assigned, transferred, conveyed or otherwise encumbered its right, title and/or interest in Ambrx Patent Rights or Ambrx Know-How, or (ii) granted any rights to any Third Parties, in either case that would conflict with the rights granted to Agensys hereunder;

(d)	to the best of Ambrx’s knowledge, it is the sole and exclusive owner or sole and exclusive licensee (pursuant to the Scripps License) of the Ambrx Patent Rights and Ambrx Know-How, all of which are (and shall be) free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership whatsoever with respect to the Ambrx Patent Rights and/or Ambrx Know-How except pursuant to the Scripps License;

(e)	to the best of Ambrx’s knowledge, the exercise of the license granted to Agensys under the Ambrx Patent Rights and Ambrx Know-How, including the research, development, manufacture, use, sale, export and import of Compounds, Products, and Ambrx Payload Technology, do not interfere with or infringe any intellectual property rights owned or possessed by any Third Party;

(f)	there are no claims, judgments or settlements against or owed by Ambrx and, to the best of Ambrx’s knowledge, no pending or threatened claims or litigation relating to the Ambrx Patent Rights and/or Ambrx Know-How including but not limited to Ambrx Payload Technology;

(g)	the Scripps License is the only agreement (including any licenses), written or oral, granting any licenses or other rights to Ambrx (or any of its Affiliates) relating to the Ambrx Know-How, Ambrx Patent Rights or Ambrx Payload Technology;

(h)	with respect to the Scripps License, (i) it is in full force and effect; (ii) Ambrx is not in breach; (iii) Ambrx has not received any notice of breach or notice of threatened breach; and (iv) Ambrx has not received any notice from the counterparty to the Scripps License of intent to reduce the scope of the field or the licenses thereunder or render any of the licenses thereunder non-exclusive, and no event, act or omission has occurred which would reasonably be expected to give rise to the right of the counterparty to the Scripps License to reduce the scope of the field or the licenses thereunder or render any of the licenses thereunder non-exclusive;

(i)	Ambrx has disclosed to Agensys all reasonably relevant information regarding (i) the Active Selected Targets, and, to the best of Ambrx’s knowledge, relating to the Compounds or Products for use against such Active Selected Target, and/or (ii) the Ambrx Patent Rights and Ambrx Know-How licensed under this Agreement;

(j)	Ambrx has obtained all necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by it in connection with the execution, delivery and performance of this Agreement;

(k)	Ambrx has disclosed all material information and data and all material correspondences to/from any Regulatory Authority controlled by Ambrx (or any of its Affiliates) or to which it (or any of its Affiliates) has access, in each case related to (i) the Research Program regardless of whether such data and information would have a positive, negative or neutral impact on the potential commercial, scientific or strategic value or attractiveness of the Research Program or (ii) the Active Selected Targets regardless of whether such data and information would have a positive, negative or neutral impact on the potential commercial, scientific or strategic value or attractiveness of the Active Selected Targets; and

(l)	Ambrx has not employed or otherwise used in any capacity the services of any Person debarred under United States law, including to Section 21 USC 335a, with respect to the Compounds or Products for use against the Active Selected Targets.

6.3	Ambrx Further Representations, Warranties and Covenants

6.3.1	Scripps License. Ambrx represents and warrants to Agensys that it has provided to Agensys in writing prior to the Effective Date a true, correct and complete copy of the Scripps License, and such copy includes any and all amendments, restatements, side letters, or other modifications thereto, as the Scripps License is in effect as of the Effective Date. Ambrx further covenants and agrees that during the Term of this Agreement, (a) it will satisfy all of its material obligations (including all payment obligations) under, and take all steps necessary to maintain in full force and effect, the Scripps License, including taking all steps to ensure that all licenses granted thereunder remain in full force and effect (on an exclusive basis) and that the scope of such licenses (including with respect to all licensed intellectual property (including all Patent Rights) and all fields) are not reduced or limited in any manner that would adversely affect Agensys’ rights under this Agreement; (b) it will not assign (except an assignment to a party to which this Agreement has been assigned as permitted under Section 10.2), amend, restate, amend and restate, terminate in whole or in part, or otherwise modify the Scripps License in any manner that would adversely affect Agensys’ rights or obligations hereunder without the prior written consent of Agensys; and (c) it will provide Agensys with prompt notice of any claim of a material breach under the Scripps License or notice of termination of the Scripps License, made by either Ambrx or the counterparty to the Scripps License (or any party acting on behalf of such counterparty) which would reasonably be expected to have an adverse effect on Agensys’ rights or obligations hereunder. For the purposes of clarity, Ambrx (and not Agensys) shall be responsible for all of the financial and other obligations of Ambrx (and/or any of its Affiliates) to the counterparty under the Scripps License, including any and all financial obligations to such counterparty with respect to Net Sales of Agensys and its Related Parties.

6.3.2	UC Berkeley License. Ambrx represents and warrants to Agensys that (a) it has provided to Agensys in writing prior to the Effective Date a true, correct and complete copy of the UC Berkeley License; (b) such copy includes any and all amendments, restatements, side letters, or other modifications thereto, as the UC Berkeley License is in effect as of the Effective Date; and (c) with respect to the UC Berkeley License, (i) it is in full force and effect; (ii) Ambrx is not in breach; (iii) Ambrx has not received any notice of breach or notice of threatened breach; and (iv) Ambrx has not received any notice from the counterparty to the UC Berkeley License of intent to reduce the scope of the field or the licenses thereunder or render any of the licenses thereunder non-exclusive, and no event, act or omission has occurred which would reasonably be expected to give rise to the right of the counterparty to the UC Berkeley License to reduce the scope of the field or the licenses thereunder or render any of the licenses thereunder non-exclusive. Ambrx further covenants and agrees that during the Term, (a) it will satisfy all of its material obligations (including all payment obligations) under, and take all steps necessary to maintain in full force and effect, the UC Berkeley License, including taking all steps to ensure that all licenses granted thereunder remain in full force and effect (on an exclusive basis) and that the scope of such licenses (including with respect to all licensed intellectual property (including all Patent Rights) and all fields) are not reduced or limited in any manner that would adversely affect Agensys’ rights under this Agreement; (b) it will not assign (except an assignment to a party to which this Agreement has been assigned as permitted under Section 10.2), amend, restate, amend and restate, terminate in whole or in part, or otherwise modify the UC Berkeley License in any manner that would adversely affect Agensys’ rights or obligations hereunder without the prior written consent of Agensys; and (c) it will provide Agensys with prompt notice of any claim of a material breach under the UC Berkeley License or notice of termination of the UC Berkeley License, made by either Ambrx or the counterparty to the UC Berkeley License (or any party acting on behalf of such counterparty) which would reasonably be expected to have an adverse effect on Agensys’ rights or obligations hereunder.

6.4	Disclaimer

EACH PARTY HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREIN NOT EXPRESSLY MADE IN THIS AGREEMENT TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAWS, INCLUDING WITH RESPECT TO THE COMPOUNDS, PRODUCTS, OR ANY TECHNOLOGY OR OTHER INTELLECTUAL PROPERTY LICENSED OR GRANTED UNDER THIS AGREEMENT, INCLUDING ANY WARRANTY OF NON-INFRINGEMENT, QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE. FOR THE AVOIDANCE OF DOUBT, NOTHING CONTAINED IN THIS SECTION 6.4 SHALL OPERATE TO LIMIT OR INVALIDATE ANY EXPRESS WARRANTY CONTAINED HEREIN OR ANY IMPLIED WARRANTY OF GOOD FAITH AND/OR FAIR DEALING.

ARTICLE 7

PATENT PROVISIONS

7.1	Filing, Prosecution and Maintenance of Patents for Collaboration Information and Inventions

7.1.1	Joint Collaboration Information and Inventions. Agensys shall have the first right to file patent applications for Joint Collaboration Information and Inventions (in the name of both Agensys and Ambrx) and thereafter prosecute and maintain Patent Rights for such Joint Collaboration Information and Inventions. In the event that Agensys files such patent applications and thereafter prosecutes and maintains Patent Rights for such Joint Collaboration Information and Inventions, Ambrx shall execute such documents and perform such ministerial acts, at Agensys’ expense, as may be reasonably necessary for Agensys to continue such prosecution or maintenance of Patent Rights claiming such Joint Collaboration Information and Invention. Agensys shall, in its sole discretion, have a right to choose external counsel to assist in the procurement and maintenance of such Joint Collaboration Information and Inventions; provided that Agensys’ choice of counsel will not present a conflict of interest for Ambrx. With respect to a given Joint Collaboration Information and Invention, Agensys may elect not to file or may elect not to file in a particular country and if so, Agensys shall notify Ambrx and Ambrx shall have the right to file such patent applications for such Joint Collaboration Information and Invention (in the name of both Agensys and Ambrx) and thereafter prosecute and maintain Patent Rights for such Joint Collaboration Information and Invention. In the event that Ambrx files such patent applications and thereafter prosecutes and maintains Patent Rights for such Joint Collaboration Information and Inventions, Agensys shall execute such documents and perform such ministerial acts, at Ambrx’s expense, as may be reasonably necessary for Ambrx to continue such prosecution or maintenance of Patent Rights claiming such Joint Collaboration Information and Invention. Ambrx shall, in its sole discretion, have a right to choose external counsel to assist in the procurement and maintenance of such Joint Collaboration Information and Inventions; provided that Ambrx’s choice of counsel will not present a conflict of interest for Agensys.

7.1.2	Ambrx Collaboration Information and Inventions. Ambrx shall have the first right, at its sole cost and expense, to file patent applications for Ambrx Collaboration Information and Inventions and thereafter prosecute and maintain Patent Rights for such Ambrx Collaboration Information and Inventions. With respect to a given Ambrx Collaboration Information and Inventions, Ambrx may elect not to file or may elect not to file in a particular country and if so, Ambrx shall notify Agensys and Agensys shall have the right to file such patent applications for such Ambrx Collaboration Information and Invention and thereafter prosecute and maintain Patent Rights for such Ambrx Collaboration Information and Invention, at its sole cost and expense. In such event, Ambrx shall execute such documents and perform such ministerial acts, at Agensys’ expense, as may be reasonably necessary for Agensys to continue such prosecution or maintenance of Patent Rights claiming such Ambrx Collaboration Information and Invention.

7.1.3	Review and Consultation. In each case in connection with the foregoing with respect to Joint Collaboration Information and Inventions and Ambrx Collaboration Information and Inventions, as applicable, the filing Party (a) shall keep the non-filing Party advised of the status of the actual and prospective patent filings; (b) upon the non-filing Party’s written request, shall provide advance copies of any papers related to the filing, prosecution and maintenance of such patent filings; (c) shall give the non-filing Party an opportunity to review the text of the application before filing and shall consult with the non-filing Party with respect thereto; (d) shall give the non-filing Party an opportunity to review and comment on any documents relating to such patent filings that will be filed in any patent office at least twenty (20) days before such filing and give due consideration to such substantive, non-cumulative comments; (e) shall supply the non-filing Party with a copy of the application as-filed, together with notice of its filing date and serial number; and (f) shall promptly give notice to the non-filing Party of the grant, lapse, revocation, surrender, invalidation or abandonment of any Joint Patent Rights (or Patent Rights claiming Ambrx Collaboration Information and Inventions, as applicable) for which it is responsible for the filing, prosecution or maintenance hereunder (provided that the filing Party shall give at least thirty (30) days prior written notice to the non-filing Party of any desire to cease prosecution and/or maintenance of such Patent Rights on a country by country basis in the Territory).

7.1.4	Costs. The Parties shall equally split the costs of filing patent applications and procuring and maintaining Patent Rights in the United States, Japan, China,

Brazil, and with the European Patent Office (including but not limited to all National Phase filing costs and fees) for such Joint Collaboration Information and Inventions; Agensys shall be responsible for the costs of filing patent applications and procuring and maintaining Patent Rights for such Joint Collaboration Information and Inventions in all other jurisdictions in the Territory. In light of the foregoing, if, pursuant to Section 7.1.1, Agensys elects not to file or elects not to file in a particular country and Ambrx elects to file and maintain Patent Rights on such Joint Collaboration Information and Inventions, then Ambrx shall solely pay 100% of the costs to file and maintain said Patent Rights in the elected country(ies).

7.1.5	Agensys Collaboration Information and Inventions. Agensys shall have the sole right, at its sole cost and expense, to file patent applications for Agensys Collaboration Information and Inventions and thereafter prosecute and maintain Patent Rights for such Agensys Collaboration Information and Inventions, and Ambrx shall have no rights in connection therewith.

7.1.6	Interpretation of Article 7. The Parties hereby acknowledge and agree that any Patent Rights with respect to Joint Collaboration Information and Inventions filed by Agensys in accordance with the foregoing Section 7.1.1 shall be considered “Agensys Patent Rights” for purposes of the remaining provisions of this ARTICLE 7 and any Patent Rights with respect to Joint Collaboration Information and Inventions filed by Ambrx in accordance with the foregoing Section 7.1.1 shall be considered “Ambrx Patent Rights” for purposes of the remaining provisions of this ARTICLE 7, in each case, as applicable.

7.2	Filing, Prosecution and Maintenance of Ambrx Patent Rights (other than Patent Rights for Collaboration Information and Inventions) and Agensys Patent Rights (other than Patent Rights for Collaboration Information and Inventions)

7.2.1	Ambrx Patent Rights (other than Patent Rights for Collaboration Information and Inventions). Ambrx shall use Commercially Reasonable Efforts to file, prosecute and maintain in the Territory the Ambrx Patent Rights (other than Patent Rights for Collaboration Information and Inventions, which shall be covered by Section 7.1), in each case, at Ambrx’s sole cost and expense.

7.2.2	Agensys Patent Rights. Agensys shall have the sole right, in its discretion, to file, prosecute and maintain the Agensys Patent Rights (other than Patent Rights for Agensys Collaboration Information and Inventions, which shall be covered by Section 7.1.5), at Agensys’ sole cost and expense, and Ambrx shall have no rights in connection therewith.

7.3	Interference, Opposition, Invalidation, Reexamination, Reissue, Biosimilar, and Post-Grant Proceedings

(a)	Ambrx shall, within ten (10) days of learning of such event, inform Agensys of any request for, or filing or declaration of, any interference, opposition,

invalidation, reissue, derivation, cancellation, revocation, nullification, post-grant review, reexamination or any other official proceeding (each, a “Post Grant Proceeding”) relating to any Ambrx Patent Rights claiming any Ambrx Collaboration Information and Invention or any Joint Collaboration Information and Invention for which Ambrx is the filing party pursuant to Section 7.1. Agensys and Ambrx shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding and Agensys shall have the right to review and approve any submission to be made in connection with such proceeding.

(b)	Ambrx shall not initiate any Post Grant Proceedings relating to any Ambrx Patent Rights referenced in the foregoing clause (a) without the prior written consent of Agensys, which consent shall not be unreasonably withheld.

(c)	In connection with any Post Grant Proceedings relating to any Ambrx Patent Rights referenced in the foregoing clause (a), Agensys and Ambrx will provide reasonable assistance that either may reasonably request. Ambrx shall keep Agensys informed of developments in any such action or proceeding, including, to the extent permissible by law, consultation on and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

(d)	As between the Parties, Ambrx shall bear the expense of any Post Grant Proceedings relating to any Ambrx Patent Rights referenced in the foregoing clause (a).

(e)	Agensys shall have the sole right, in its discretion, to handle any Post Grant Proceedings relating to Agensys Patent Rights (including any Patent Rights claiming any Agensys Collaboration Information and Inventions or any Joint Collaboration Information and Invention for which Agensys is the filing party pursuant to Section 7.1), and Ambrx shall have no rights in connection therewith; provided, however, that at the request of Agensys, Ambrx will provide Agensys with reasonable assistance that Agensys may reasonably request (and in the event that Agensys is unable to handle such action solely in its own name, Ambrx will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for Agensys to handle and maintain such action).

7.4	Enforcement and Defense

(a)	Each Party shall promptly notify the other Party of any infringement or possible infringement by a third party of any rights licensed to Agensys under this Agreement. Further, Ambrx shall give Agensys, and Agensys shall give Ambrx, notice of any infringement of (i) any Ambrx Patent Rights claiming any Ambrx Collaboration Information and Invention or any Joint Collaboration Information and Invention for which Ambrx is the filing party pursuant to Section 7.1, or any misappropriation or misuse of Ambrx Collaboration Information and Inventions, that may come to Ambrx’s or Agensys’ attention. Agensys and Ambrx shall thereafter consult and cooperate fully to determine a course of action, including but not limited to, the commencement of legal action by either or both Agensys and Ambrx, to terminate any infringement of such Ambrx Patent Rights or any misappropriation or misuse of such Ambrx Collaboration Information and Invention, as applicable. However, Ambrx, upon notice to Agensys, shall have the first right to initiate and prosecute such legal action at its own expense and in the name of Ambrx, or to control the defense of any declaratory judgment action relating to such Ambrx Patent Rights or such Ambrx Collaboration Information and Inventions, as applicable, and Agensys, upon notice to Ambrx, shall have the first right to initiate and prosecute such legal action at its own expense and in the name of Agensys, or to control the defense of any declaratory judgment action relating to such Ambrx Patent Rights or such Ambrx Collaboration Information and Inventions, as applicable. To the extent permissible by Applicable Law, the non-controlling Party shall have the right to join and participate in such action. Each Party shall promptly inform the other Party if it elects not to exercise such first right and the other Party shall thereafter have the right to either initiate and prosecute such action or to control the defense of such declaratory judgment action in its name and, if necessary, the name of the first Party. Each Party shall have the right to be represented by counsel of its own choice.

(b)	In the event that Ambrx elects not to initiate and prosecute an action as provided in paragraph (a), and Agensys elects to do so, the costs of any agreed-upon course of action to terminate infringement of Ambrx Patent Rights referenced in the foregoing clause (a) or misappropriation or misuse of Ambrx Collaboration Information and Inventions, as applicable, by a Third Party, including without limitation the costs of any legal action commenced or the defense of any declaratory judgment, shall be shared equally by Ambrx and Agensys.

(c)	For any action to terminate any infringement of Ambrx Patent Rights referenced in the foregoing clause (a) or any misappropriation or misuse of Ambrx Collaboration Information and Inventions, as applicable, by a Third Party, in the event that Agensys is unable to initiate or prosecute such action solely in its own name, Ambrx will join such action voluntarily and will execute all documents necessary for Agensys to initiate litigation to prosecute and maintain such action. In connection with any such action, Agensys and Ambrx will provide reasonable assistance that either may reasonably request. Each Party shall keep the other informed of developments in any action or proceeding, including, to the extent permissible by Applicable Law, consultation on and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

(d)	Any recovery obtained by either or both Agensys and Ambrx in connection with or as a result of any action contemplated by the foregoing provisions of this Section 7.4 with respect to any Ambrx Patent Rights referenced in the foregoing clause (a) or Ambrx Collaboration Information and Inventions, whether by settlement or otherwise, shall be shared in order as follows:

(i)	the Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

(ii)	the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

(iii)	the amount of any recovery remaining shall then be shared equally between the Parties.

(e)	Agensys shall have the initial right to control any proceedings and initiate a legal action against Third Party with respect to a biosimilar application filed under §351(k) by an unlicensed Third Party at Agensys’ sole cost and expense. Ambrx shall join in such action as a party at Agensys reasonable request and at Agensys’ sole cost and expense in the event that an adverse party asserts, the court rules or other Laws provide, or Agensys determines in good faith, that a court would lack jurisdiction based on Ambrx’s absence as a party in such suit. Ambrx may also at any time join in such action and may be represented by counsel of its choice, at Ambrx expense; but in any event control of such action shall remain with Agensys. At Agensys’ reasonable request and at Agensys’ sole cost and expense, Ambrx shall provide reasonable assistance to Agensys in connection with such action. Without the prior written consent of Ambrx, Agensys shall not enter into any settlement with such unlicensed Third Party admitting the invalidity of, or otherwise impairing Ambrx rights in, any of the Ambrx Patent Rights or Joint Patent Rights.

(f)	Agensys shall have the sole right, in its discretion, to handle any action with respect to any infringement of Agensys Patent Rights (including any Patent Rights claiming any Agensys Collaboration Information and Inventions and any Joint Collaboration Information and Inventions for which Agensys is the filing party pursuant to Section 7.1) or any misappropriation or misuse of any Agensys Background Know-How (or any Agensys Collaboration Information and Inventions or any Joint Collaboration Information and Inventions), and Ambrx shall have no rights in connection therewith. For any action with respect to any infringement of Agensys Patent Rights or any misappropriation or misuse of Agensys Background Know-How (or any Agensys Collaboration Information and Inventions or any Joint Collaboration Information and Inventions, as applicable) by a Third Party, in the event that Agensys is unable to initiate or prosecute such action solely in its own name, Ambrx will, to the extent required by Applicable Law to enable the initiation or prosecution of such action by Agensys, join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for Agensys to initiate litigation to prosecute and maintain such action at Agensys’ expense. In connection with any such action pursuant to this Section 7.4(f), at the request of Agensys, Ambrx will provide Agensys with reasonable assistance that Agensys may reasonably request at Agensys’ expense. As between the Parties, any recovery obtained in connection with or as a result of any action contemplated by this Section 7.4 (f), whether by settlement or otherwise, shall be shall be retained solely by Agensys. Agensys shall also have the sole right, in its discretion, to handle any certification matter regarding any Agensys Patent Rights pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions, or any similar provisions in a country in the Territory, and Ambrx shall have no rights in connection therewith.

7.5	Cooperation; Patent Term Restoration

The Parties agree to cooperate and to take reasonable actions to maximize the protections available under the safe harbor provisions of 35 U.S.C. 103(c) for U.S. patents/patent applications with respect to any patents/patent applications claiming any Collaboration Information and Invention. The Parties hereto shall provide reasonable assistance that either may reasonably request in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to (i) Compound Patent Rights or (ii) other Ambrx Patent Rights claiming Collaboration Information and Inventions. In the event that elections with respect to obtaining such patent term restoration are to be made, Agensys shall have the right to make the election and Ambrx agrees to abide by such election.

ARTICLE 8

TERM AND TERMINATION

8.1	Term and Expiration

This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Section 8.2 below, this Agreement shall continue in full force and effect on a Product-by-Product and country-by-country basis until expiration of all Agensys royalty obligations hereunder with respect to such Product in such country. The period from the Effective Date until the date of expiration or earlier termination of this Agreement in its entirety, or as the case may be, until the date of the expiration or earlier termination of this Agreement in part with respect to a given Product on a country-by-country basis, shall be referred to herein as the “Term”.

8.2	Agensys Termination for Convenience. Agensys shall have the right to terminate this Agreement at any time and from time to time in its sole discretion either in its entirety or on a Target-by-Target and/or country-by-country basis for any reason. Any termination under this Section 8.2 shall be accomplished by Agensys giving ninety (90) days’ advance written notice to Ambrx. In the event that this Agreement is terminated only with respect to a given Target and/or a given country pursuant to this Section 8.2, then the effects of termination as set forth in Section 8.4 shall only apply with respect to all Compounds and Products related to such Target and/or such country, as applicable. For clarity, expiration of the Research Term and early discontinuance of the Research Program under Section 2.8.2 shall not be considered a termination of this Agreement pursuant to this Section 8.2.

8.3	Termination for Cause. This Agreement may be terminated in its entirety or on a Product-by-Product and country-by-country basis at any time during the Term:

(a)	upon written notice by either Party if the other Party is in breach of its material obligations hereunder, and has not cured such breach within ninety (90) days after notice requesting cure of the breach; provided, however, that in the event of a good faith dispute with respect to the existence of a material breach, the ninety (90) day cure period shall be tolled until such time as the dispute is resolved pursuant to Section 10.6 hereof; provided further, however, that notwithstanding the foregoing, it is agreed that termination pursuant to this Section 8.3(a) shall be on a Product-by-Product and country-by-country basis to which the material breach relates, as applicable, and that the non-breaching Party cannot terminate this Agreement under this Section 8.3(a) with respect to non-affected Products and non-affected countries (and the effects of termination as set forth in Section 8.4 shall only apply with respect to such terminated Product and such terminated country, as applicable); or

(b)	by Ambrx, at any time, immediately upon written notice to Agensys in the event that Agensys or any of its Affiliates challenges in a court of competent jurisdiction, the validity, scope or enforceability of, or otherwise opposes, any Ambrx Patent Rights. If a sublicensee of Agensys or its Affiliate challenges the validity, scope or enforceability of or otherwise opposes any Ambrx Patent Right under which such sublicensee is sublicensed, then Agensys or its Affiliate, as applicable, shall, upon written notice from Ambrx, terminate such sublicense. Agensys and each of its Affiliates shall include without limitation provisions in all agreements under which a Third Party obtains a license under any Ambrx Patent Right providing that, if the sublicensee challenges the validity or enforceability of or otherwise opposes any such Ambrx Patent Right under which the sublicensee is sublicensed, then Agensys may terminate such sublicense agreement with such sublicensee, and Agensys shall, upon request by Ambrx, enforce such right if such sublicensee breaches such restriction; or

(c)	by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

8.4	Effect of Termination

(a)	If Agensys terminates this Agreement under Section 8.3(a): (i) Agensys’ licenses pursuant to Sections 3.1.1(d) and 3.1.1(e) shall become perpetual, irrevocable licenses (provided, however, that Agensys shall continue to be obligated to pay the milestone and royalty amounts under Sections 5.3 and 5.4 that would otherwise have been payable under the terms of this Agreement during its Term on the Products or country(ies) subject to the termination), (ii) except with respect to the milestones and royalties as provided in the foregoing clause (i), no further payments or other fees, costs or payments of any kind shall be owed to Ambrx on account of Products or country(ies) for which this Agreement was terminated, except as mutually agreed by the Parties in writing, and (iii) Ambrx shall, within thirty (30) days after the effective date of such termination, to return or cause to be returned to Agensys all Confidential Information and all Agensys substances or Agensys compositions delivered or provided by Agensys, as well as any other Agensys material provided by Agensys in any medium (provided, however, that Ambrx may retain any such Confidential Information, substances, compositions and/or material, as applicable, as are reasonably necessary for Ambrx’s continued practice under any licenses which survive such termination and Ambrx may keep one copy of Confidential Information received from Agensys in its confidential files for record purposes).

(b)	If Agensys terminates this Agreement under Section 8.2 or if Ambrx terminates this Agreement under Section 8.3(a) or 8.3(b), then (i) Agensys’ licenses pursuant to Sections 3.1.1(d) and 3.1.1(e) shall terminate, and (ii) each Party shall, within thirty (30) days after the effective date of such termination, return or cause to be returned to the other Party all Confidential Information of the other Party and all substances or compositions owned by the other Party delivered or provided by such other Party, as well as any other material owned by such other Party provided by such other Party in any medium (provided, however, that receiving Party may retain any such Confidential Information, substances, compositions and/or material, as applicable, as are reasonably necessary for such other Party’s continued practice under any licenses(s) which survive such termination and the receiving Party may keep one copy of Confidential Information received from the other Party in its confidential files for record purposes).

(c)	Notwithstanding the foregoing, upon termination of this Agreement by Ambrx pursuant to Section 8.3(a), the applicable licenses set forth in Sections 3.1.1(d) and 3.1.1(e) shall survive for a period of eighteen (18) months in order for Agensys and its Affiliates, sublicensees and distributors, at their discretion, during such eighteen (18) month period immediately following the effective date of termination, to finish any Product related manufacturing work-in-progress and to sell any Products or Compound remaining in inventory, in accordance with the terms of this Agreement, in each case, utilizing such licenses (subject to the payment obligations of Agensys as set forth in Section 5).

(d)	If this Agreement is terminated by Agensys pursuant to Section 8.3(c), then the provisions of Section 8.4(a) shall apply, and in addition, if such termination would be due to a rejection of this Agreement by or on behalf of Ambrx under Section 365 of the United States Bankruptcy Code (the “Code”), all licenses and rights to licenses granted under or pursuant to this Agreement by Ambrx to Agensys are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to “intellectual property” as defined under Section 101 (35A) of the Code and not executory contracts. The Parties agree that Agensys, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code. The foregoing provisions of Section 8.4(d) are without prejudice to any rights Agensys may have arising under the Code or other Applicable Law.

(e)	For clarity, if this Agreement is terminated only with respect to a given Product(s) and/or a given country(ies, then the foregoing provisions of this Section 8.4 shall only apply with respect to such Product and/or such country, as applicable.

8.5	Effect of Expiration or Termination; Survival

(a)	Upon expiration of the Term, Agensys’ licenses pursuant to Sections 3.1.1(d) and 3.1.1(e) shall become fully paid-up, perpetual, irrevocable licenses.

(b)	Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Each Party shall pay all amounts then due and owing as of the expiration or termination date (and Ambrx shall reimburse Agensys for any uncredited fees paid by Agensys pursuant to the Research Program). Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including the obligation to pay royalties for Product(s) or Compound sold prior to such expiration or termination.

(c)	The provisions of ARTICLE 4 shall survive the expiration or termination of this Agreement and shall continue in effect for ten (10) years. In addition, the provisions of Articles 1 (as necessary for the interpretation of other surviving provisions), 7 and 10, and Sections 2.6.1, 2.6.4, 2.7, 2.9 (other than the first sentence thereof), 2.11.4, 5.2.2, 5.2.3, 5.6, 6.4, 8.4, 9.1 through 9.4, and this 8.5 shall survive any expiration or termination of this Agreement.

ARTICLE 9

INDEMNIFICATION; LIMITATION ON LIABILITY

9.3	Indemnification by Agensys

Agensys hereby agrees to indemnify, hold harmless and defend Ambrx, its Affiliates and their respective officers, directors, agents, employees, successors and assigns (collectively, the “Ambrx Indemnified Parties”) against any and all losses, costs, expenses, fees or damages arising out of or relating to claims, allegations, suits, actions or proceedings asserted by any Third Party, whether governmental or private, arising out of or relating to (i) the research, development, manufacture, use, sale or other disposition of Compounds and Products by Agensys or its Affiliates or sublicensees under this Agreement, (ii) the breach of any of Agensys’ covenants, representations or warranties under this Agreement, or (iii) the willful misconduct by Agensys, its Affiliates or their respective officers, directors, agents or employees, in performing any obligations under this Agreement; provided, however, that Agensys shall not be required to indemnify, hold harmless or defend any Ambrx Indemnified Party against any claim to the extent that

Ambrx has an obligation to indemnify the Agensys Indemnified Parties under clauses (ii) or (iii) of Section 9.2.

9.2	Indemnification by Ambrx

Ambrx agrees to indemnify, hold harmless and defend Agensys, its Affiliates and their respective officers, directors, agents, employees, successors and assigns (collectively, the “Agensys Indemnified Parties”) against any and all losses, costs, expenses, fees or damages arising out of or relating to claims, allegations, suits, actions or proceedings asserted by any Third Party, whether governmental or private, arising out of or relating to (i) the research, development, manufacture, use or other disposition of Compounds and/or Products by Ambrx or its sublicensees under this Agreement, (ii) the breach of any of Ambrx’s covenants, representations or warranties under this Agreement, or (iii) the willful misconduct by Ambrx or its officers, directors, agents or employees, in performing any obligations under this Agreement; provided, however, that Ambrx shall not be required to indemnify, hold harmless or defend any Agensys Indemnified Party against any claim to the extent that Agensys has an obligation to indemnify the Ambrx Indemnified Parties under clauses (ii) or (iii) of Section 9.1.

9.3	Procedure

If either Party is seeking indemnification under Section 9.1 or 9.2 (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the claim giving rise to the obligation to indemnify pursuant to such Section as soon as reasonably practicable after receiving notice of the claim (provided, however, any delay or failure to provide such notice shall not constitute a waiver or release of, or otherwise limit, the Indemnified Party’s rights to indemnification under, as applicable, Section 9.1 or 9.2, except to the extent that such delay or failure materially prejudices the Indemnifying Party’s ability to defend against the relevant claims). The Indemnifying Party shall have the right to assume the defense of any such claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the Indemnifying Party. The Indemnifying Party shall not settle any claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld. The Indemnified Party shall not settle or compromise any such claim without the prior written consent of the Indemnifying Party, which it may provide in its sole discretion. If the Parties cannot agree as to the application of Section 9.1 or 9.2 to any claim, pending resolution of the dispute pursuant to Section 10.6, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 9.1 or 9.2 upon resolution of the underlying claim.

9.4	Limitation of Liability

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES (INCLUDING LOST PROFITS) ARISING FROM OR RELATING TO THIS AGREEMENT (INCLUDING BREACH OF THIS AGREEMENT) OR THE EXERCISE OF ITS RIGHTS HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT (1) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 9.1 OR 9.2, OR (2) DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 4.

9.5	Insurance

Each Party shall procure and maintain insurance, including product liability insurance (or self-insure), adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which any Product or Reversion Product, as applicable, is being clinically tested with human subjects or commercially distributed or sold by such Party. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this ARTICLE 9 or otherwise. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non renewal or material change in such insurance or self insurance which materially adversely affects the rights of the other Party hereunder.

ARTICLE 10

MISCELLANEOUS

10.1	Force Majeure

Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

10.2	Assignment/Change of Control

Except as provided in this Section 10.2, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party. Notwithstanding the foregoing, either Party may, without the other Party’s consent, assign this Agreement and its rights and obligations hereunder in whole or in part to (i) an Affiliate or (ii) in connection with a Change of Control; provided, however, that Ambrx must notify Agensys at least twenty (20) days prior to completion of any such Change of Control, and Agensys shall have the right (in its discretion), at any time after receipt of such notice, to elect any one or more of the following options: (i) terminate the Research Program in compliance with Section 2.8.2 (and Ambrx shall reimburse Agensys for any uncredited fees paid by Agensys pursuant to the Research Program), (ii) require Ambrx, including its acquiring party, to adopt reasonable procedures to be agreed upon in writing with Agensys to prevent the disclosure of all Confidential Information of Agensys and its Affiliates and other information with respect to the development and commercialization of Compounds or Products (the “Sensitive Information”) beyond Ambrx personnel having access to and knowledge of Sensitive Information prior to the Ambrx Change of Control, and to control the dissemination of Sensitive Information disclosed after the Ambrx Change of Control, which procedures shall include reasonable restrictions on the scope of any Sensitive Information to be provided by Agensys; (iii) terminate Ambrx’s involvement on the JPT; and/or (iv) terminate the Agreement in its entirety pursuant to Section 8.2. Any permitted assignee shall assume all obligations of its assignor under this Agreement. This Agreement is binding upon the permitted successors and assigns of the Parties. Any attempted assignment not in accordance with this Section 10.2 shall be void.

10.3	Severability

If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their good faith efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

10.4	Notices

All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Ambrx, to:	Ambrx, Inc.
10975 North Torrey Pines Road
La Jolla, CA 92037

Attn: Office of General Counsel
Facsimile No.: (858) 453-9511

With a copy to:	Latham & Watkins, LLP
12636 High Bluff Drive, Suite 400
San Diego, CA 92130
Attention: Faye H. Russell, Esq.
Facsimile No.: (858) 523-5450

If to Agensys, to:	Agensys, Inc.
1800 Stewart St.
Santa Monica, CA 90404
Attn: V.P., Head of Research
Facsimile No.: 310-382-2888

With a copy to:	Agensys, Inc.
Legal Department
1800 Stewart St,
Santa Monica, CA 90404
ATTN: Shane M. Popp, Esq.
Facsimile No.: 310-382-2888
e-mail: spopp@agensys.com

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered, if personally delivered or sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch, if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) business day following the date of mailing, if sent by mail.

10.5	Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the State of California and the patent laws of the United States, without reference to any rules of conflict of laws or renvoi.

10.6	Dispute Resolution

10.6.1	The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an “Excluded Claim” shall be finally resolved by binding arbitration in accordance with the

Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

10.6.2	The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business: within thirty (30) days after initiation of arbitration, each Party shall select one person to act as arbitrator; and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The place of arbitration shall be Los Angeles, California, and all proceedings and communications shall be in English.

10.6.3	Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

10.6.4	Except to the extent necessary to confirm an award or as may be required by Applicable Law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable California statute of limitations.

10.6.5	The Parties agree that, in the event of a good faith dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

10.6.6	As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

10.7	Entire Agreement; Amendments

This Agreement together with the Schedules hereto contains the entire understanding of the Parties with respect to the subject matter hereof, including the Research Program and the licenses granted hereunder. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with regard to the subject matter hereof, including the Research Program and/or the licenses granted hereunder, are superseded by the terms of this Agreement. The Schedules to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

10.8	Headings and Interpretation

The captions to the several Articles and Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, or Schedule or Exhibit shall be deemed to be a reference to an Article, Section, subsection, paragraph, clause, or Schedule or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa, (d) whenever any provision of this Agreement uses the term “including” (or “includes” or words of similar import), such term shall not be limiting and such term shall be deemed to mean “including without limitation” (or “includes without limitation”), (e) the word “or” shall not be construed as exclusive, and (f) references to any Articles or Sections include Sections and subsections that are part of the reference Article or section (e.g., a section numbered “Section 2.2.1” would be part of “Section 2.2.”, and references to “Article 2” or “Section 2.2.” would refer to material contained in the subsection described as “Section 2.2.2”).

10.9	Independent Contractors

It is expressly agreed that Ambrx and Agensys shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Ambrx nor Agensys shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

10.10	Waiver

The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party, whether of a similar nature or otherwise.

10.11	Cumulative Remedies

No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

10.12	Waiver of Rule of Construction

Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

10.13	Business Day Requirements

In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a business day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring business day.

10.14	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes hereof, a scanned copy of this Agreement, including the signature pages hereto, will be deemed to be an original.

10.15	Further Actions

Each Party will execute, acknowledge and deliver such further instruments, and to do all such other ministerial, administrative or similar acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

10.16	No Third Party Rights

The provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.

10.17	Expenses

Except as otherwise specifically provided in this Agreement, each Party (and its Affiliates) shall bear its own costs and expenses in connection with entering into this Agreement and the consummation of the transactions and performance of its obligations contemplated hereby.

10.18	Extension to Affiliates

Agensys shall have the right to extend the rights, licenses, immunities and obligations granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to Agensys. Agensys shall remain fully liable for any acts or omissions of such Affiliates.

[Remainder of this page is left intentionally blank]

IN WITNESS WHEREOF, the Parties have executed this Research Collaboration and Exclusive License Agreement as of the date first set forth above.

AGENSYS, INC.

By:	/s/ Sef Kurstjens
Name:	Dr. Sef Kurstjens
Title:	President and CEO

AMBRX, INC.

By:	/s/ Simon Allen
Name:	Simon Allen
Title:	Chief Business Officer

SIGNATURE PAGE TO RESEARCH COLLABORATION

AND EXCLUSIVE LICENSE AGREEMENT

SCHEDULE 1.79

Workplan for Agensys/Ambrx Collaboration FY2013

At the beginning of each year, a workplan for the year will be generated and agreed upon between Agensys and Ambrx. This Appendix 1 describes the workplan for FY2013 (April 2013 – March 2014).

[***]	An overview of the workplan timeline is depicted in Table 1 and specifics are described hereon.

1.	[***]

2.	[***]

3.	[***]

4.	[***]

a.	[***]

i.	[***]

ii.	[***]

b.	[***]

i.	[***]

ii.	[***]

5.	[***]

a.	[***]

b.	[***]

c.	[***]

d.	[***]

6.	[***]

7.	[***]

a.	[***]

b.	[***]

8.	[***]

a.	[***]

b.	[***]

9.	[***]

10.	[***]

a.	[***]

b.	[***]

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Experimental flow
	Activity	Description	Performed by
[***]	[***]	[***] [***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***][***][***][***]	[***]
[***]	[***]	[***]	[***]

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Additional Material Transfer to Support the Program:

	[***]	[***]
[***]	[***]
[***]	[***]	[***] [***]
[***]	[***]
[***]	[***]
[***]	[***]	[***] [***]
[***]	[***]

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 1.85

SELECTED TARGETS

(as of the Effective Date)

TARGET 1:

[***][***][***][***][***][***]

[***][***][***][***]

TARGET 2:

[***]

TARGET 3:

[***]

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.